Exhibit 99.1.1

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for par value data)

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$1,918	$372
Prepaid expenses and other current assets	890	414

Total current assets	2,808	786

NONCURRENT ASSETS
Machinery and equipment, net	1,156	887
Operating lease right-of-use assets, net	4,576	199
Deferred financing costs and other noncurrent assets	1,639	725

TOTAL ASSETS	$10,179	$2,597

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$596	$2,124
Related party accounts payable	81	147
Accrued expenses and other current liabilities	6,284	5,142
Related party accrued expenses and other current liabilities	611	205
Legal settlement liability	520	640
Loans payable, net of issuance costs	1,000	1,000
Term notes payable, net of discount, including accrued interest	1,791	507
Related party term notes payable, net of discount, including accrued interest	4,102	1,962
Related party convertible notes payable, including accrued interest	842	804
Related party contingently convertible notes payable, including contingently issuable warrants, at fair value	1,629	1,152
Simple agreements for future equity (SAFE), at fair value	29,435	24,575
Related party SAFE, at fair value	5,082	4,615
Related party Series B preferred stock liability, at fair value	7,632	—
Finance lease liability, current	70	72
Operating lease right-of-use liability, current	956	44

Total current liabilities	60,631	42,989

NONCURRENT LIABILITIES
Operating lease right-of-use liability, noncurrent	3,546	305
Finance lease liability, noncurrent	110	142

TOTAL LIABILITIES	64,287	43,436

Commitments and contingencies (Note 13)

CONVERTIBLE PREFERRED STOCK
Founders convertible preferred stock, $0.0001 par value, 10,500 shares authorized; 10,402 shares issued and outstanding as of June 30, 2023 and December 31, 2022; liquidation preference of $2,080 as of June 30, 2023 and December 31, 2022	1,354	1,354

Series A-1 convertible preferred stock, $0.0001 par value, 5,000 shares authorized as of June 30, 2023 and December 31, 2022; 4,316 shares issued and outstanding as of June 30, 2023 and December 31, 2022; liquidation preference of $4,316 as of June 30, 2023 and December 31, 2022	3,871	3,871
Series A-2 convertible preferred stock, $0.0001 par value, 4,000 shares authorized as of June 30, 2023 and December 31, 2022; 2,545 shares issued and outstanding as of June 30, 2023 and December 31, 2022; liquidation preference of $4,454 as of June 30, 2023 and December 31, 2022	4,376	4,376

STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value, 120,000 shares authorized; 21,150 and 20,622 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	2	2
Additional paid-in capital	25,625	19,928
Accumulated other comprehensive loss, net of tax	(17)	(14)
Accumulated deficit	(89,319)	(70,356)

Total stockholders’ deficit	(63,709)	(50,440)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$10,179	$2,597

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Six Months Ended June 30,
	2023	2022
	(Unaudited)
REVENUE
Service revenues	$—	$45
OPERATING EXPENSES
Cost of revenues	—	(14)
Research and development	(5,799)	(3,049)
General and administrative	(6,152)	(8,436)

Total operating expenses	(11,951)	(11,499)

Loss from operations	(11,951)	(11,454)

OTHER INCOME (EXPENSES), NET
Interest expense	(165)	(19)
Interest expense – related party	(358)	(12)
Series B preferred stock financing costs – related party	(2,680)	—
Change in fair value of debt and other liabilities	(2,100)	(675)
Change in fair value of debt and other liabilities – related party	(3,260)	(147)
Grant income	1,580	—
Other (expense) income, net	(21)	4

Total other expenses, net	(7,004)	(849)

LOSS BEFORE INCOME TAXES	(18,955)	(12,303)
Income tax provision	(8)	(13)

NET LOSS	$(18,963)	$(12,316)

Net loss per share; basic and diluted	$(0.91)	$(0.61)

Weighted average common shares outstanding; basic and diluted	20,940	20,276

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Six Months Ended June 30,
	2023	2022
	(Unaudited)
NET LOSS	$(18,963)	$(12,316)
Other comprehensive income (expense), net of tax:
Foreign currency translation adjustment	(3)	(17)

COMPREHENSIVE LOSS	$(18,966)	$(12,333)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Unaudited)

(In thousands, except share amounts)

	Founders Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2022	10,402,285	$1,354	4,316,400	$3,871	2,544,883	$4,376	20,622,204	$2	$19,928	$(14)	$(70,356)	$(50,440)
Issuance of common stock with term notes as interest paid in kind and other	—	—	—	—	—	—	102,889	—	272	—	—	272
Exercise of stock options	—	—	—	—	—	—	425,001	—	231	—	—	231
Series B preferred stock financing costs	—	—	—	—	—	—	—	—	2,680	—	—	2,680
Stock-based compensation	—	—	—	—	—	—	—	—	2,514	—	—	2,514
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(3)	—	(3)
Net loss	—	—	—	—	—	—	—	—	—	—	(18,963)	(18,963)

Balance at June 30, 2023	10,402,285	$1,354	4,316,400	$3,871	2,544,883	$4,376	21,150,094	$2	$25,625	$(17)	$(89,319)	$(63,709)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Unaudited)

(In thousands, except share amounts)

	Founders Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2021	10,402,285	$1,354	4,166,400	$3,721	2,287,740	$3,926	19,928,108	$2	$13,316	$(1)	$(44,929)	$(31,612)
Issuance of preferred stock for conversion of related party convertible notes payable	—	—	150,000	150	257,143	450	—	—	—	—	—	—
Issuance of common stock in lieu of cash for consulting services	—	—	—	—	—	—	131,000	—	158	—	—	158
Issuance of common stock in lieu of cash for recruiting services	—	—	—	—	—	—	4,000	—	7	—	—	7
Issuance of common stock in lieu of cash per settlement agreement	—	—	—	—	—	—	250,000	—	1,621	—	—	1,621
Exercise of stock options	—	—	—	—	—	—	263,646	—	114	—	—	114
Stock-based compensation	—	—	—	—	—	—	—	—	2,402	—	—	2,402
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(17)	—	(17)
Net loss	—	—	—	—	—	—	—	—	—	—	(12,316)	(12,316)

Balance at June 30, 2022	10,402,285	$1,354	4,316,400	$3,871	2,544,883	$4,376	20,576,754	$2	$17,618	$(18)	$(57,245)	$(39,643)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2023	2022
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,963)	$(12,316)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	206	100
Amortization of right of use assets	341	3
Amortization of debt discount and financing costs	510	—
Stock-based compensation	2,514	2,402
Change in fair value of debt and other liabilities	5,360	822
Series B preferred stock financing costs	2,680	—
Legal settlement with shares of common stock	—	1,621
Other	—	12
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(565)	288
Accounts payable	(1,672)	1,299
Accrued expenses and other current liabilities	1,488	706
Operating lease right of use liability	(179)	—

Net cash used in operating activities	(8,280)	(5,063)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of machinery and equipment	(443)	(200)
Security deposits, net	63	—

Net cash used in investing activities	(380)	(200)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	231	114
Related party proceeds from issuance of Series B preferred stock	5,150	—
Proceeds from simple agreements for future equity (SAFE)	2,760	4,050
Related party proceeds from SAFE	—	500
Proceeds from issuance of term notes payable	1,250	—
Related party proceeds from issuance of term notes payable	2,000	—
Repayment of principal on loan payable to bank	—	(38)
Repayment of financing lease obligations	(36)	(50)
Payment of deferred financing costs	(989)	(1,064)

Net cash provided by financing activities	10,366	3,512

Effect of exchange rate changes on cash	(10)	(16)

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	1,696	(1,767)

CASH AND RESTRICTED CASH BALANCE:
At beginning of the period	590	2,237

At end of the period	$2,286	$470

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$23	$18
Cash paid for income taxes	$8	$13
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING AND INVESTING ACTIVITIES
Issuance of common stock in lieu of cash for services	$—	$166
Issuance of common stock with term notes as interest paid in kind and other	$272	$—
Deferred financing fees included in accounts payable and accrued liabilities	$154	$733
Issuance of preferred stock upon conversion of related party convertible notes payable	$—	$600
Purchase of equipment included in accounts payable and accrued liabilities	$26	$112
Issuance of SAFE in lieu of cash for advisory services	$166	$75

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CALIDI BIOTHERAPEUTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Organization, Description of the Business, the Proposed Merger and Liquidity

Calidi Biotherapeutics, Inc. (“Calidi”), founded in 2014 and reincorporated in the state of Nevada in 2019, is a clinical stage immuno-oncology company developing and commercialization novel stem cell-based platforms for delivery and potentiation of oncolytic viruses for the treatment of cancer. Calidi is developing a pipeline of off-the-shelf allogeneic cell product candidates that are designed to: (i) protect oncolytic viruses from complement inactivation and innate immune cell inactivation by the body’s immune system; (ii) support oncolytic viral amplification in the allogeneic cells, and (iii) modify the tumor microenvironment to facilitate tumor cell targeting and viral amplification at the tumor sites for an extended period of time, potentially leading to an improved cancer therapy. Calidi’s most advanced product candidates are discussed below.

CLD-101 (NeuroNova™ Platform) for newly diagnosed High Grade Glioma (“HGG”) (also referred to as “NNV1” as to the indication) is composed of an immortalized neural stem cell line loaded with an engineered oncolytic adeno virus for the treatment of HGG. NNV1 is a licensed program from Northwestern University (“Northwestern”) which Calidi obtained the rights for commercialization in June 2021 (see Note 13). A phase I clinical trial for NNV1 in patients with newly diagnosed high-grade gliomas was completed by Northwestern in June 2021.

CLD-101 for recurrent HGG (also referred to as “NNV2” as to the recurrent HGG indication) is a licensed program under development for patents covering cancer therapies using an oncolytic adenovirus in combination with a clinical grade allogeneic neural stem cell line for recurrent HGG. Calidi licensed this product candidate in July 2021 pursuant to an agreement with City of Hope for the commercial development of NNV2 (see Note 13).

CLD-201 (SuperNova™) for advanced solid tumors (also referred to as “SNV1”), composed of allogeneic adipose-derived mesenchymal stem cells (AD-MSC) loaded with the tumor selective oncolytic vaccinia virus Calidi refers to as “CAL1”. SNV1 is an internally developed product candidate for which Calidi’s primary indications are for the treatment of head and neck cancer, triple-negative breast cancer and melanoma, although additional indications are also being developed.

Calidi is also developing engineered oncolytic vaccinia virus constructs as well as allogeneic cell-based platforms with improved systemic anti-tumor immunity in the exploratory stages of development.

Calidi’s operations to date have focused on organization and staffing, business planning, raising capital, licensing, acquiring and developing technology, establishing intellectual property portfolio, identifying potential product candidates and undertaking preclinical studies, process development and procuring manufacturing for preclinical and clinical trials. Calidi’s product candidates are subject to long development cycles and Calidi may be unsuccessful in its efforts to develop, obtain regulatory approval for or market its product candidates.

Calidi is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, possible failure of preclinical studies or clinical trials, the need to obtain marketing approval for its product candidates, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, the need to successfully commercialize and gain market acceptance of any of Calidi’s products that are approved and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing, and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure, and extensive compliance-reporting capabilities. Even if Calidi’s drug development efforts are successful, it is uncertain when, if ever, Calidi will realize significant revenue from product sales.

Agreement and Plan of Merger with First Light Acquisition Group, Inc.

On January 9, 2023, First Light Acquisition Group, Inc., a Delaware corporation (“FLAG”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among FLAG, FLAG Merger Sub, Inc., a Nevada corporation and a direct, wholly owned subsidiary of FLAG (“Merger Sub”), and Calidi, First Light Acquisition Group, LLC, in the capacity as the representative of the stockholders of FLAG (the “Sponsor”) and Allan Camaisa, in the capacity as the representative of the stockholders to Calidi.

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, (i) upon the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into Calidi (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with Calidi continuing as the surviving corporation in the Merger. In the Merger, (i) all shares of Calidi common stock (together, “Calidi Stock”) issued and outstanding immediately prior to the Closing will be converted into the right to receive the Merger Consideration (as defined below); and (ii) each outstanding option to acquire shares of Calidi common stock (whether vested or unvested) will be assumed by FLAG and automatically converted into an option to acquire shares of FLAG common stock, with its price and number of shares equitably adjusted based on the conversion ratio of the shares of Calidi common stock into the Merger Consideration.

The Merger is expected to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, FLAG will be treated as the “accounting acquiree” and Calidi as the “accounting acquirer” for financial reporting purposes.

On September 12, 2023, the Closing of the FLAG Merger was completed as further discussed in Note 14.

Previous Agreement and Plan of Merger with Edoc Acquisition Corp. and other Investors

On February 2, 2022, Edoc Acquisition Corp., a Cayman Islands corporation (together with its successors, “Edoc”), entered into an Agreement and Plan of Merger (the “Edoc Merger Agreement”) with Edoc Merger Sub Inc., a Nevada corporation and newly formed wholly-owned subsidiary of Edoc (“Merger Sub”), American Physicians LLC, a Delaware limited liability company (“Sponsor”) (the “Effective Date”) with Calidi.

On August 11, 2022, the previously announced Edoc Merger Agreement was terminated by Calidi effective as of that date.

Going concern

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), Calidi has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about Calidi’s ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued.

Calidi has incurred recurring negative cash flows since inception and has funded its operations to date primarily through private sales of convertible preferred stock, contingently convertible and convertible promissory notes, Simple Agreements for Future Equity (“SAFE”) instruments and common stock. These investments have been made by various related parties, including AJC Capital LLC (“AJC Capital”) (Mr. Allan J. Camaisa, Chief Executive Officer and Chairman of the Board of Directors of Calidi), who remains the single largest investor and shareholder in Calidi (see Note 6). Calidi expects to continue to incur significant expenses and operating losses for the foreseeable future.

As of September 18, 2023, the issuance date of these unaudited condensed consolidated financial statements for the six months ended June 30, 2023, Calidi expects its current cash on hand will not be sufficient to fund the operating expenses and capital expenditure requirements necessary to advance its research efforts and clinical trials for one year from the issuance date of these unaudited condensed consolidated financial statements. Calidi will need to obtain additional funding. The availability of financing and Calidi’s ability to operate may also be adversely impacted by the ongoing COVID-19 pandemic which could continue to depress national and international economies and disrupt capital markets, supply chains, and many aspects of Calidi’s operations. The extent to which the ongoing COVID-19 pandemic will ultimately impact Calidi’s business, results of operations, financial condition, or cash flows is highly uncertain and difficult to predict because it will depend on many factors that are outside Calidi’s control. The unavailability or inadequacy of financing to meet future capital needs could force Calidi to modify, curtail, delay, or suspend some or all aspects of planned operations. Sales of additional equity securities could result in the dilution of the interests of its stockholders. Calidi intends to mitigate the conditions and events that raise substantial doubt about its ability to continue as a going concern entity by (i) seeking additional cash equity or debt financing including continuing to raise funds under its Equity Line of Credit as necessary (see Note 14) and, (ii) continue to pursue licensing or other revenue opportunities utilizing its cell delivery platform, all in conjunction with the development of its product candidates and programs and development milestones disclosed elsewhere in these consolidated financial statement footnotes. However, there can be no assurances that the current plans will generate any liquidity to Calidi or be available on terms acceptable to Calidi, or if at all. If Calidi is unable to obtain sufficient funding, it could be required to suspend or delay its development efforts, limit activities and reduce research and development costs, which could adversely affect its business prospects.

Based on Calidi’s recurring losses and negative cash flows from operations since inception, expectation of continuing operating losses and negative cash flows from operations for the foreseeable future, and the need to raise additional capital to finance its future operations, Calidi’s management concluded that there is substantial doubt about Calidi’s ability to continue as a going concern within one year after the issuance date of the unaudited condensed consolidated financial statements presented herein. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the unaudited condensed consolidated financial statements have been prepared on a basis that assumes Calidi will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

COVID-19 impact and other risks and uncertainties

The ongoing global outbreak of COVID-19, including the different variant strains that have emerged, and the various attempts throughout the world to contain it, have created significant volatility, uncertainty and disruption. In response to government directives and guidelines, health care advisories and employee and other concerns, Calidi has altered certain aspects of its operations. A number of Calidi employees have had to work remotely from home and those on site have had to follow Calidi’s social distance guidelines, which could impact their productivity. COVID-19 could also disrupt Calidi’s operations due to absenteeism by infected or ill members of management or other employees, or absenteeism by members of management and other employees who cannot effectively work remotely but who elect not to come to work due to the illness affecting others in

Calidi’s office or laboratory facilities, or due to quarantines. Because of COVID-19, travel, visits, and in-person meetings related to Calidi’s business have been severely curtailed or canceled and Calidi has instead used on-line or virtual meetings to meet with potential investors, suppliers, manufacturing partners and others.

It is possible that continuing impacts of COVID-19 on Calidi’s operations or its access to capital could prevent Calidi from complying, or could result in a material noncompliance, with one or more obligations or covenants under material agreements to which Calidi is a party, with the result that Calidi would be in material breach of the applicable obligation, covenant, or agreement. Any such material breach could cause Calidi to incur material financial liabilities or an acceleration of the date for paying a financial obligation to the other party to the applicable agreement, or could cause Calidi to lose material contractual rights, such as rights to use leased equipment or laboratory or office space, or rights to use licensed patents or other intellectual property the use of which is material to Calidi’s business. Similarly, it is possible that impacts of COVID-19 on the business, operations, or financial condition of any third party with whom Calidi has a contractual relationship could cause the third party to be unable to perform its contractual obligations to Calidi, resulting in Calidi’s loss of the benefits of a contract that could be material to Calidi’s business.

The full extent to which the COVID-19 pandemic and related variants, and the various responses to it might impact Calidi’s business, operations and financial results will depend on numerous evolving factors that are not subject to accurate prediction and that are beyond Calidi’s control.

The war in Ukraine and the uncertain nature, magnitude, and duration of the conflict and the potential effect of sanctions and other measures being imposed in response thereto have contributed to increased levels of economic and political uncertainty, which could have an adverse impact on macroeconomic factors that affect the financial markets, the global economy and Calidi’s business and operations. Additionally, the ongoing conflict in Ukraine may disrupt the ability of third parties on which Calidi relies on to perform in accordance with its expectations, including on manufacturing vendors or commercial research organizations to conduct clinical trials. Moreover, enrollment and retention of clinical trial participants may be adversely affected. Calidi cannot be certain what the overall impact of this conflict will be on its ability to conduct and complete the clinical trials on schedule. However, interruptions of clinical trials could significantly delay Calidi’s clinical development plans and potential authorization or approval of product candidates, which could increase Calidi’s costs and jeopardize its ability to successfully commercialize its product candidates.

On March 12, 2023, Silicon Valley Bank was closed by its state chartering authority, the California Department of Financial Protection and Innovation. On the same date the Federal Deposit Insurance Corporation (“FDIC”) was appointed as receiver and transferred all customer deposits and substantially all of the assets of Silicon Valley Bank to Silicon Valley Bridge Bank, N.A., a full-service bank that is being operated by the FDIC. Calidi automatically became a customer of Silicon Valley Bridge Bank, N.A. as part of this action. As of March 12, 2023, Calidi held, in separate accounts, approximately $150,000 in cash deposits, a credit card collateral account of $100,000 as restricted cash, and a restricted lease collateral money market account of approximately $118,000, at Silicon Valley Bridge Bank, N.A. Normal banking activities resumed on March 14, 2023.

Changes in other economic conditions, including rising interest rates, ongoing pandemics, including the COVID-19 pandemic, lower consumer confidence, volatile equity capital markets and ongoing supply chain disruptions and the impacts of the war in Ukraine, may also affect Calidi’s operations.

2. Summary of Significant Accounting Policies

Unaudited interim financial information

The accompanying unaudited condensed consolidated financial statements as of June 30, 2023, and for the six months ended June 30, 2023 and 2022, have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, these unaudited condensed consolidated financial statements contain all adjustments necessary, all of which are of a normal and recurring nature, to state fairly Calidi’s financial position, results of operations and cash flows. Interim results are not necessarily indicative of results for a full year or future periods. These unaudited condensed consolidated financial statements should be read in conjunction with Calidi’s audited consolidated financial statements for the year ended December 31, 2022, included elsewhere in this registration statement.

Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the FASB.

Principles of consolidation

The accompanying unaudited condensed consolidated financial statements of Calidi include the accounts of its wholly owned subsidiary, StemVac GmbH (“StemVac”), a company organized under the laws of Germany, and Calidi Biotherapeutics Australia Pty Ltd (“Calidi Australia”), a wholly owned Australian subsidiary. StemVac’s primary operating activities include process development and other research and development activities for the SNV1 program performed for Calidi under a cost-plus intercompany development agreement funded by Calidi. Calidi Australia’s principal purpose is for conducting a part of the SNV1 clinical trials in Australia.

Variable interest entities (“VIEs”) are legal entities that either have an insufficient amount of equity at risk for the entity to finance its activities without additional subordinated financial support or, as a group, the holders of equity investment at risk lack the ability to direct the entity’s activities that most significantly impact economic performance through voting or similar rights, or do not have the obligation to absorb the expected losses or the right to receive expected residual returns of the entity.

For all VIEs in which Calidi is involved, it assesses whether it is the primary beneficiary on an ongoing basis. In circumstances where Calidi has both the power to direct the activities that most significantly impact the VIEs performance and the obligation to absorb losses or the right to receive the benefits of the VIE that could be significant, Calidi would conclude that it is the primary beneficiary of the VIE, and Calidi consolidates the VIE. In situations where Calidi is not deemed to be the primary beneficiary of the VIE, it does not consolidate the VIE and only recognizes Calidi’s interests in the VIE.

Calidi Cure LLC (“Calidi Cure”), a Delaware limited liability company formed in June 2023, is a special purpose vehicle entity that is solely managed and operated by Allan J. Camaisa, Chief Executive Officer and Chairman of the Board of Directors of Calidi. Calidi Cure was created for the sole purpose of supporting the Series B Preferred Stock financing arrangement for Calidi (see Notes 9 and 14), has no other operations, and will be dissolved upon the closing of the business combination between Calidi and FLAG. As such, the level of equity in Calidi Cure is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties. Accordingly, it was determined that Calidi Cure is a VIE and Calidi is the primary beneficiary. As such, Calidi has consolidated Calidi Cure into its condensed consolidated financial statements presented herein.

The accompanying unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Calidi’s financial condition and results of operations. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and contingent assets and liabilities, at the date of the unaudited condensed consolidated financial statements, and the reported amounts during the reporting period. On an ongoing basis, management evaluates estimates which are subject to significant judgment, including, but not limited to, valuation methods used, assumptions requiring the use of judgment to prepare financial projections, timing of potential commercialization of acquired in-process intangible assets, applicable discount rates, probabilities of the likelihood of multiple outcomes of certain events related to contingently convertible notes payable and SAFEs, comparable companies or transactions, liquidity events, determination of fair value of financial instruments under the fair value option of accounting, assumptions related to the going concern assessments, allocation of direct and indirect expenses, useful lives associated with long- lived assets, key assumptions in operating and financing leases including incremental borrowing rates, loss contingencies, valuation allowances related to deferred income taxes, assumptions used to value common stock, debt and debt-like instruments, warrants, and stock-based awards and other equity instruments. Actual results may differ materially from those estimates.

While Calidi considered known or expected impacts of COVID-19 in making its assessments and estimates, the future impacts of COVID-19 are not presently determinable and could cause actual results to differ materially from Calidi’s estimates and assessments. Calidi’s future analysis or forecast of COVID-19 impacts could lead to changes in Calidi’s future estimates and assessments which could result in material impacts to Calidi’s unaudited condensed consolidated financial statements in future reporting periods.

Restricted cash

Calidi classifies cash that has contractual or legal restrictions imposed by third parties as restricted cash, which is restricted as to withdrawal or use except for the specified purpose under a contract. Calidi classifies restricted cash as part of prepaids and other current assets due to the short-term nature of the underlying contract with a financial institution which requires Calidi to hold a fixed amount of funds in a restricted money market account as collateral to the financial institution for Calidi’s corporate credit card program with that financial institution.

Calidi accounts for restricted cash in accordance with ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents and restricted cash, and that restricted cash be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the consolidated statements of cash flows.

The following table provides a reconciliation of cash and restricted cash reported within the balance sheet dates that comprise the total of the same such amounts shown in the unaudited condensed consolidated statements of cash flows in accordance with ASU 2016-18 (in thousands):

	June 30, 2023	December 31, 2022
Cash	$1,918	$372
Restricted cash included within prepaid expenses and other current assets	250	100
Restricted cash included within deferred financing and other noncurrent assets	118	118

Total cash and restricted cash as shown in the unaudited condensed consolidated statements of cash flows	$2,286	$590

Leases

Calidi accounts for leases in accordance with ASC 842, Leases. Calidi determines if an arrangement is a lease at inception. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statements of operations. When determining whether a lease is a finance lease or an operating lease, ASC 842 does not specifically define criteria to determine “major part of remaining economic life of the underlying asset” and “substantially all of the fair value of the underlying asset.” For lease classification determination, Calidi continues to use: (i) greater than or equal to 75% to determine whether the lease term is a major part of the remaining economic life of the underlying asset; and (ii) greater than or equal to 90% to determine whether the present value of the sum of lease payments is substantially all of the fair value of the underlying asset. Calidi accounts for the lease and non-lease components as a single lease component.

For operating leases, Calidi recognizes right-of-use (“ROU”) assets and lease liabilities for leases with terms greater than twelve months in the consolidated balance sheet, while leases with terms of twelve months or less are not capitalized. ROU assets represent the right to use an underlying asset during the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most leases do not provide an implicit rate, Calidi uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Calidi uses the implicit rate when it is readily determinable. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain that Calidi will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Calidi discloses the amortization of ROU assets and operating lease payments as a net amount, “Amortization of right-of-use assets and liabilities”, on the consolidated statements of cash flows.

Finance leases are included in machinery and equipment, and in finance lease liabilities, current and noncurrent, in the consolidated balance sheets.

See Note 13 for the Sand Diego Office lease which commenced on March 1, 2023, and was accounted for as an operating lease in accordance with ASC 842.

Fair value option of accounting

When financial instruments contain various embedded derivatives which may require bifurcation and separate accounting of those derivatives apart from the entire host instrument, if eligible, ASC 825, Financial Instruments allows issuers to elect the fair value option (“FVO”) of accounting for those instruments. The FVO may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. The FVO allows the issuer to account for the entire financial instrument at fair value with subsequent remeasurements of that fair value recorded through the statements of operations at each reporting date. A financial instrument is generally eligible for the FVO if, amongst other factors, no part of the convertible, or contingently convertible, instrument is classified in stockholder’s equity and the instrument does not contain a beneficial conversion feature at issuance. In addition, because a contingent beneficial conversion feature, if any, is not separately recognized within stockholders’ equity at the issuance date, a convertible debt instrument with a contingent beneficial conversion feature is therefore eligible for the FVO if all other criteria are met.

Based on the eligibility assessment discussed above, Calidi concluded that its contingently convertible notes payable and certain term notes payable are eligible for the FVO and accordingly elected the FVO for those debt instruments. This election was made because of operational efficiencies in valuing and reporting for these debt instruments in their entirety at each reporting date (see Note 3 and Note 7 for additional disclosures).

Contingently convertible notes payable and related party contingently convertible notes payable, which include the related contingently issuable warrants, (collectively referred to as “CCNPs”), contain a number of embedded derivatives, such as settlement of the contingent conversion features with variable number of shares of common stock, features which require bifurcation and separate accounting under GAAP, for which Calidi elected the FVO for the entire CCNP instrument. In addition, certain term notes payable and related party term notes payable were issued with separately exercisable and freestanding warrants to purchase common stock, were issued with substantial discounts at issuance and contained certain embedded derivatives to be bifurcated and accounted for separately for those term notes, unless the FVO is eligible and elected. Accordingly, Calidi qualified for and elected the FVO for the entire term notes payable instruments. Both the CCNP and the term notes payable, inclusive of their respective accrued interest at their stated interest rates (collectively referred to as the “FVO debt instruments”) were initially recorded at fair value as liabilities on the unaudited condensed consolidated balance sheets and were subsequently re-measured at fair value at the end of each reporting period presented within the unaudited condensed consolidated financial statements. The changes in the fair value of the FVO debt instruments are recorded in changes in fair value of debt and change in fair value of debt — related party, included as a component of other income and expenses, net, in the unaudited condensed consolidated statements of operations. The change in fair value related to the accrued interest components is also included within the single line of change in fair value of debt and change in fair value of debt — related party on the unaudited condensed consolidated statements of operations. See additional information on valuation methodologies and significant assumptions used in Note 3.

Fair value measurements

Calidi follows ASC 820, Fair Value Measurement, which among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accordingly, fair value is a market-based measurement determined based on assumptions that market participants would use in pricing an asset or liability. The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

ASC 820 establishes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are as follows:

Level 1:	Quoted prices in active markets for identical assets and liabilities;

Level 2:	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted market prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3:	Unobservable inputs in which there is little or no market data and that are significant to the fair value of the assets or liabilities, which require the reporting entity to develop its own assumptions.

When quoted market prices are available in active markets, the fair value of assets and liabilities is estimated within Level 1 of the valuation hierarchy. If quoted prices are not available, then fair values are estimated by using pricing models, quoted prices of assets and liabilities with similar characteristics, or discounted cash flows, within Level 2 of the valuation hierarchy. In cases where Level 1 or Level 2 inputs are not available, the fair values are estimated by using inputs within Level 3 of the hierarchy. See Note 3 for fair value measurements.

Classification of Founders, Series A-1, and Series A-2 convertible preferred stock

Calidi has classified its Founders, Series A-1 and Series A-2 convertible preferred stock (collectively “Convertible Preferred Stock”) outside of permanent equity because the Convertible Preferred Stock contains certain redemption features that result in those shares being redeemable upon the occurrence of certain events that are not solely within Calidi’s control, including liquidation, sale or transfer of control. Accordingly, the Convertible Preferred Stock is recorded outside of permanent equity and is subject to the classification guidance provided under ASC 480-10-S99. Because dividends are not contractually required to be accrued on the Convertible Preferred Stock as there is no stated or required dividend rate per annum, Calidi is not required the accrete dividends into the carrying amount of the Convertible Preferred Stock in anticipation of a future contingent event or redemption value. Accordingly, Calidi did not adjust the carrying values of the Convertible Preferred Stock to the respective liquidation preferences of such shares because of the uncertainty of whether or when such events would occur. As of June 30, 2023 and December 31, 2022, no events have occurred that would require such an adjustment to the carrying value of Convertible Preferred Stock (see Note 9).

Classification of Series B convertible preferred stock – liability classified

Calidi has classified its Series B convertible preferred stock (“Series B Convertible Preferred Stock”) as a liability pursuant to the classification guidance provided under ASC 480-10-25-14, Distinguishing Liabilities from Equity, as it is considered an unconditional obligation to issue a variable number of shares. The liability will be initially measured at fair value and subsequently remeasured at fair value each reporting period with the changes being recorded in the condensed consolidated statements of operations as a non-cash gain or loss, as applicable. As of June 30, 2023, the Series B Convertible Preferred Stock liability’s fair value is $7.6 million (see Notes 3 and 14), inclusive of an inception date loss (sometimes referred to as a “day 1” loss) of approximately $2.4 million recorded on the issuance date as the excess of the fair value of the Series B preferred stock on the issuance date over the $5.150 million cash invested in the Series B (see Note 9). The entire day 1 loss and the change in fair value of approximately $0.1 million from the issuance date to June 30, 2023, was recorded in Calidi’s unaudited condensed consolidated statements of operations within the change in fair value of debt and other liabilities – related party.

Derivative financial instruments

Calidi does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. Calidi evaluates all of its financial instruments, including warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815 Derivatives and Hedging. Calidi values its derivatives using the Black-Scholes option-pricing model or other acceptable valuation models, as applicable, with the assistance of valuation specialists. Derivative instruments accounted for as liabilities are valued at inception and subsequent valuation dates for each reporting period the derivative instrument remains outstanding. The classification of derivative instruments, including whether such instruments should be recorded as liabilities, is reassessed at each reporting period.

Calidi reviews the terms of other financial instruments such as convertible and contingently convertible secured debt, equity instruments, including warrants and other financing arrangements to determine whether there are embedded derivative features, including embedded conversion options that are required to be bifurcated and accounted for separately as a derivative financial instrument in accordance with ASC 815. Additionally, in connection with the issuance of financing instruments, Calidi may issue freestanding options or warrants, including options or warrants to non-employees in exchange for consulting or other services performed.

Calidi evaluates equity or liability classification for common stock warrants in accordance with ASC 480, Distinguishing Liabilities from Equity, and ASC 815 and accounts for common stock warrants as liabilities if the warrant requires net cash settlement or gives the holder the option of net cash settlement or it otherwise does not meet other equity classification criteria. Calidi accounts for common stock warrants as equity if the contract requires physical settlement or net physical settlement or if Calidi has the option of physical settlement or net physical settlement and the warrants meet the requirements to be classified as equity. Common stock warrants classified as liabilities are initially recorded at fair value and remeasured at fair value at each subsequent reporting period with the offset adjustments recorded in change in fair value of warrant liability within the unaudited condensed consolidated statements of operations. Common stock warrants classified as equity are initially measured at fair value on the grant date and are not subsequently remeasured.

As of June 30, 2023 and December 31, 2022, Calidi does not have any freestanding derivative financial instruments, or embedded derivative financial instruments that were accounted for separately from its host contract pursuant to ASC 815 and the above discussion on the FVO debt instruments (see Note 7).

Debt issuance costs

Debt issuance costs incurred to obtain debt financings are deferred and are amortized over the term of the debt using the effective interest method for all debt financings in which the fair value option has not been elected. Debt issuance costs on debt financings in which the fair value option is not elected are recorded as a reduction to the carrying value of the debt and are amortized to interest expense or interest expense — related party, as applicable, in the unaudited condensed consolidated statements of operations.

For any debt financing in which Calidi has elected the fair value option, any debt issuance costs associated with the debt financing are immediately recognized in interest expense in the unaudited condensed consolidated statements of operations and are not deferred (see above discussion on the FVO election and Note 7).

Government grants

On October 27, 2022, the California Institute for Regenerative Medicine (“CIRM”) approved Calidi’s application for a CIRM grant for Calidi’s continued development of the SNV1 program. CIRM awarded Calidi approximately $3.1 million of CIRM funding conditioned that Calidi co-fund approximately $0.8 million under the requirements of the CIRM application. On December 28, 2022, Calidi received the Notice of Award from CIRM for this grant and Calidi expects to be able to draw the funds over the next 18 months based on the operational milestones defined in the grant.

Proceeds from the CIRM grant are recognized over the period necessary to match the related research and development expenses when it is probable that Calidi has complied with the CIRM conditions and will receive the proceeds pursuant to the milestones defined in the grant as reimbursement of those expenditures. The CIRM grant proceeds, if any, received in advance of having incurred the related research and development expenses are recorded in accrued expenses and other current liabilities and recognized as grant income included in other income and expenses, net, on Calidi’s consolidated statement of operations when the related research and developments expenses are incurred.

As of December 31, 2022, no amounts were received by Calidi from the CIRM grant. For the six months ended June 30, 2023, Calidi received payments of $1,520,000 from CIRM for this grant, of which approximately $1,580,000 was recognized in grant income for the six months ended June 30, 2023.

Research and development expenses

Research and development expenses are expensed as incurred. Research and development expenses consist of costs incurred to discover, research and develop drug candidates, including compensation-related expenses for research and development personnel, including stock-based compensation expense, preclinical and clinical activities, costs of manufacturing, overhead expenses including facilities and laboratory expenses, materials and supplies, amounts paid to consultants and outside service providers, and depreciation and amortization.

Upfront and annual license payments related to acquired technologies or technology licenses which have not yet reached technological feasibility and have no alternative future use are also included in research and development expense in the period in which they are incurred.

General and administrative expenses

General and administrative expenses consist primarily of salaries and related costs, including stock-based compensation expense, for personnel in executive, finance and accounting, business development, operations and administrative functions. General and administrative expenses also include fees for legal, patent prosecution, legal settlements, consulting, charge off of deferred financing costs for aborted or terminated financing offerings, accounting and audit services as well as insurance, outside service providers, direct and allocated facility-related costs and depreciation and amortization.

Net loss per common share

Earnings per share attributable to common stockholders is calculated using the two-class method, which is an earnings allocation formula that determines earnings per share for the holders of Calidi’s common shares and participating securities. Although Calidi’s Convertible Preferred Stock contain participating rights in any dividend declared and paid by Calidi and are therefore participating securities, the Convertible Preferred Stock has no stated dividends and Calidi has never paid any cash dividends and does not plan to pay any dividends in the foreseeable future. Net loss attributable to common stockholders and participating securities is allocated to each share on an if-converted basis as if all of the earnings for the period had been distributed. However, the participating securities do not include a contractual obligation to share in the losses of Calidi and are not included in the calculation of net loss per share in the periods that have a net loss. In addition, common stock equivalent shares (whether or not participating) are excluded from the computation of diluted earnings per share in periods in which they have an anti-dilutive effect on net loss per common share.

Diluted net loss per share is computed using the more dilutive of (a) the two-class method or (b) the if-converted method and treasury stock method, as applicable. Contingently convertible notes payable and contingently convertible SAFEs were not included for purposes of calculating the number of diluted shares outstanding as the number of dilutive shares is based on a conversion contingency associated with the completion of a future financing event that had not occurred, and the contingency was not resolved, in the reporting periods presented herein. In periods in which Calidi reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. Diluted net loss per share is equivalent to basic net loss per share for the periods presented herein because common stock equivalent shares from the Convertible Preferred Stock, convertible notes, stock option awards and outstanding warrants to purchase common stock (see Note 9) were antidilutive.

As a result of Calidi reported net loss attributable to common stockholders for all periods presented herein, the following common stock equivalents were excluded from the computation of diluted net loss per common share for the six months ended June 30, 2023 and 2022 because including them would have been antidilutive (in thousands):

	Six Months Ended June 30,
	2023	2022
Stock options	23,487	24,395
Warrants for common stock	4,050	4,050
Founders preferred stock	10,402	10,402
Series A-1 preferred stock	4,316	4,316
Series A-2 preferred stock	2,545	2,545
Series B preferred stock(1)	2,014	—
Convertible notes payable	481	437
Contingently convertible notes payable(2)	—	—
Contingently convertible SAFE agreements(3)	—	—

Total common stock equivalents	47,295	46,145

(1)

Although the Series B preferred stock is classified as a liability as of the periods presented, the Series B preferred stock converts automatically at the Closing at $2.55 and $2.83, depending on the investor (see Note 14). If the Closing had occurred as of each reporting date presented herein, the number of antidilutive shares that would have been excluded from dilutive loss per share is shown in the table above.

(2)

The contingently convertible notes payable was not included for purposes of calculating the number of diluted shares outstanding as the number of dilutive shares is based on a conversion ratio associated with the pricing of a future financing event. Therefore, the contingently convertible notes payable’s conversion ratio, and the resulting number of dilutive shares, is not determinable until the contingency is resolved. However, there is a valuation cap that establishes a conversion ratio floor of $2.00. As of June 30, 2023 and 2022, one lender remains holding the contingently convertible note payable (see Note 8). If the contingency were to have been resolved as of each reporting date, the number of antidilutive shares that would have been excluded from dilutive loss per share, when applying this conversion ratio floor, is estimated as 0.5 million as of June 30, 2023 and 2022.

(3)

The contingently convertible SAFEs were not included for purposes of calculating the number of diluted shares outstanding as the number of dilutive shares is based on a conversion ratio associated with the pricing of a future financing event. Therefore, the contingently convertible SAFE’s conversion ratio, and the resulting number of dilutive shares, is not determinable until the contingency is resolved. However, there is a conversion ratio for certain SAFEs containing a floor of $2.00, $2.40 or $3.62, depending on the investor. If the contingency were to have been resolved on those SAFEs as of each reporting date, the number of antidilutive shares that would have been excluded from dilutive loss per share, when applying the respective conversion ratio floor, is estimated as 4.8 million as of both June 30, 2023 and 2022.

Segments

Calidi’s executive management team, as a group, represents the entity’s chief operating decision makers. To date, Calidi’s executive management team has viewed Calidi’s operations as one segment that includes the research, development and commercialization efforts of cell-based platforms to potentiate oncolytic virus therapies. As a result, the financial information disclosed materially represents all of the financial information related to Calidi’s sole operating segment. Substantially all of Calidi’s consolidated operating activities, including its long-lived assets, are located within the U.S. and considering Calidi’s limited revenue operating stage, Calidi currently has no concentration exposure to products or customers.

Recently adopted accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables and available-for-sale debt securities. ASU 2016-13 is effective for public business entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the standard is effective in fiscal years beginning after December 15, 2022, and interim periods within fiscal years beginning after December 15, 2023, with early adoption permitted. On January 1, 2023, Calidi adopted ASU 2016-13 and the standard did not have any impact on its unaudited condensed consolidated financial statements and related disclosures as Calidi carries no such financial instruments.

Recently issued accounting pronouncements not yet adopted

In June 2022, the FASB issued ASU No. 2022-03, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”) which clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. ASU 2022-03 is effective for public business entities for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted. For all other entities, it is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2024. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. Calidi is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements and related disclosures.

In March 2023, the FASB issued ASU No. 2023-01, Leases (Topic 842): Common Control Arrangements (“ASU 2023-01”), amending certain provisions of ASC 842 that apply to arrangements between related parties under common control. This standard amends the accounting for leasehold improvements in common-control arrangements for all entities. The amendments in this ASU are effective for all entities for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. Calidi is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements and related disclosures.

3. Fair Value Measurements

The following table presents Calidi’s assets and liabilities that are measured at fair value on a recurring basis, inclusive of related party components, as of June 30, 2023 and December 31, 2022 (in thousands):

	June 30, 2023 (unaudited)
	Level 1	Level 2	Level 3	Total
Assets:
Restricted cash held in a money market account	$367	$—	$—	$367

Liabilities:
Contingently convertible notes payable, including accrued interest(1)	$—	$—	$1,559	$1,559
Contingently issuable warrants	—	—	70	70
SAFEs	—	—	34,517	34,517
Series B convertible preferred stock	—	—	7,632	7,632

Total liabilities, at fair value	$—	$—	$43,778	$43,778

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Restricted cash held in a money market account	$218	$—	$—	$218

Liabilities:
Contingently convertible notes payable, including accrued interest(1)	$—	$—	$1,152	$1,152
Contingently issuable warrants	—	—	—	—
SAFEs	—	—	29,190	29,190

Total liabilities, at fair value	$—	$—	$30,342	$30,342

(1)	Elected the fair value option of accounting as discussed in Note 2.

Calidi’s financial instruments consist of cash, prepaid expenses and other current assets, deferred financing fees, accounts payable, accrued expenses, and other current liabilities. The carrying value of these financial instruments is generally considered to approximate their fair values because of the short-term nature of those instruments.

Calidi entered into a legal settlement liability of $1.1 million (see Note 4). In accordance with the Settlement Agreement, the entire then unpaid amount is required to be repaid if Calidi secures at least $10.0 million in equity financing, which Calidi considers to be likely within the short-term (see Note 1). As such, the legal settlement liability is reported within current liabilities of the unaudited condensed consolidated balance sheets and Calidi believes the reported contractual carrying value also represents its approximate fair value.

Calidi issued various debt financial instruments that include a loan payable, term notes payable, convertible notes payable, contingently convertible notes payable, and SAFEs (see Note 7 and 8). For debt instruments that are not recorded at fair value amounting to $7.7 million and $4.3 million as of June 30, 2023 and December 31, 2022, respectively, Calidi believes that the fair value of these debt instruments approximates their carrying value based on the borrowing rates available to Calidi for debt with similar terms. Calidi reports the fair value option debt instrument, including accrued interest, at its fair value as of each reporting date, with changes in the fair value of those instruments included in change in fair value of debt or change in fair value of debt — related party, as applicable, as part of other income and expenses, net, in the unaudited condensed consolidated statements of operations. Calidi has also issued certain other instruments such as the SAFEs which are also accounted for as fair value on a recurring basis further described below.

Calidi entered into a Series B convertible preferred stock agreement (see Notes 9 and 14). Calidi has classified its Series B convertible preferred stock as a liability, recorded at fair value on a recurring basis, subject to the classification guidance provided under ASC 480-10-25-14.

Contingently Convertible Notes Payable (CCNP)

The estimated fair value of the CCNPs is determined based on the aggregated, probability-weighted average of the outcomes of two possible scenarios, (i) the next qualified financing event, as defined, occurring prior to maturity and the CCNPs, including accrued interest, thereby mandatorily converting to the type and form of shares of stock issued in that qualified financing, including the underlying contingent warrants being issued at that time (referred to as “Scenario 1”), or, (ii) a qualified financing not occurring and the CCNPs, including accrued interest, maturing without conversion and without any warrants being issued (referred to as “Scenario 2”). The combined value of the probability-weighted average of those outcomes is then discounted back to each reporting period in which the CCNP is outstanding, in each case, under Scenario 1, based on the risk-free rate consistent with risk-neutral similar derivative equity instruments and, under Scenario 2, based on a risk-adjusted discount rate estimated based on the implied interest rate using the changes in observed interest rates of similar corporate rate debt that Calidi believes is appropriate for those probability-adjusted cash flows under Scenario 2. The value of the contingent warrants, applicable only to Scenario 1, are measured at fair value using the Black-Scholes option pricing model used to value preferred stock warrants using an underlying asset value and the discounted exercise price of the warrants, as defined, and the indicated volatility of convertible preferred stock.

Term Notes Payable

The estimated fair value of the term notes payable is computed similarly based on its contractual cash flows and discounted back to each reporting period the instrument is outstanding using risk-adjusted discount rates similar to Scenario 2 in CCNP discussed above. The warrants to purchase common stock, which are freestanding equity classified instruments, issued with the term notes payable, were measured using the Black-Scholes option pricing model and the value allocated among the two freestanding instruments based on the residual method of allocation (see Notes 6 and 7).

Simple Agreements for Future Equity

Calidi entered into certain Simple Agreements for Future Equity instruments (“SAFE”) (see Note 8). The SAFE instruments are recorded as liabilities and are stated at fair value based on Level 3 inputs. The estimated fair value of the SAFE instruments are determined based on the aggregated, probability-weighted average of the outcomes of certain possible scenarios, including (i) a next qualified financing event, as defined, thereby mandatorily converting the SAFE to the type and form of shares of stock issued in that qualified financing at a specified discount to the price issued (referred to as “SAFE Scenario 1”), (ii) a SPAC event, as defined, thereby mandatorily converting the SAFE to common stock at a specified discount to the price issued (referred to as “SAFE Scenario 2”), or (iii) a liquidity event defined as a change of control or initial public offering, in which case the investors will automatically be entitled to a portion of proceeds received under such event at a specified discount to the price issued (referred to as “SAFE Scenario 3”). The combined value of the probability-weighted average of those outcomes is then discounted back to each reporting period in which the SAFE instruments are outstanding, in each case, based on a risk-adjusted discount rate estimated based on the implied interest rate using the changes in observed interest rates of corporate rate debt that Calidi believes is appropriate for those probability-adjusted cash flow.

Series B Convertible Preferred Stock

Calidi entered into a Series B convertible preferred stock agreement (see Note 9). Calidi has recorded its Series B convertible preferred stock as a liability stated at fair value based on Level 3 inputs. The estimated fair value of the Series B convertible preferred stock is determined utilizing the probability-weighted expected return method (“PWERM”) based on the aggregated, probability-weighted average of the outcome of certain possible scenarios, including (i) SPAC event is completed, as defined, thereby mandatorily converting the Series B convertible preferred stock to common stock at a specified discount to the price issued (referred to as “SPAC Scenario”), or (ii) SPAC event is not completed, as defined (referred to as “Non-SPAC Scenario”). The combined value of the probability-weighted average of those outcomes is then discounted back to each reporting period in which the Series B convertible preferred stock instruments are outstanding, in each case, based on a weighted-average discount rate.

The following table summarizes the significant unobservable inputs used in the fair value measurement of level 3 instruments as of June 30, 2023 and December 31, 2022:

June 30, 2023
Instrument	Valuation Technique	Input	Input Range
Contingently convertible notes payable, including accrued interest	Scenario-based, probability-weighted average analysis	Timing of the scenarios	0.2 years
		Probability - Scenario 1	70.0%
		Risk-free interest rate - Scenario 1	15.0%
		Probability - Scenario 2	30.0%
		Risk-adjusted discount rate - Scenario 2	15.0%

Contingently issuable warrants on contingently convertible notes payable – Scenario 1	Black-Scholes option pricing model	Expected term	2.0 years
		Expected volatility on preferred stock	40.0%
		Expected dividend yield	0.0%
		Risk-free interest rate	3.2%

SAFEs	Scenario-based, probability-weighted average analysis	Timing of the scenarios	0.1 - 1.5 years
		Probability — SAFE Scenario 1	80.0%
		Probability — SAFE Scenario 2	10.0%
		Probability — SAFE Scenario 3	10.0%
		Risk-adjusted discount rate — SAFE Scenarios 1 through 3	15.0%, 15.0%, and 14.7%, respectively

Series B convertible preferred stock	Scenario-based, probability-weighted expected return method	Timing of the scenarios	0.21 years
		Probability — SPAC Scenario	75.0%
		Risk-adjusted discount rate — SPAC Scenario and Non-SPAC Scenario	40%
		Probability — Non-SPAC Scenario	25.0%

December 31, 2022
Instrument	Valuation Technique	Input	Input Range
Contingently convertible notes payable, including accrued interest	Scenario-based, probability-weighted average analysis	Timing of the scenarios	0.5 years
		Probability - Scenario 1	0.0%
		Risk-free interest rate - Scenario 1	13.4%
		Probability - Scenario 2	100.0%
		Risk-adjusted discount rate - Scenario 2	13.4%

Contingently issuable warrants on contingently convertible notes payable – Scenario 1	Black-Scholes option pricing model	Expected term	2.0 years
		Expected volatility on preferred stock	40.0%
		Expected dividend yield	0.0%
		Risk-free interest rate	3.2%

SAFEs	Scenario-based, probability-weighted average analysis	Timing of the scenarios	0.4 - 3 years
		Probability — SAFE Scenario 1	20.0%
		Probability — SAFE Scenario 2	70.0%
		Probability — SAFE Scenario 3	10.0%
		Risk-adjusted discount rate — SAFE Scenarios 1 through 3	13.4%, 13.4%, and 13.1%, respectively

Where possible, Calidi verifies the values produced by its pricing models to market prices. Valuation models require a variety of inputs, including contractual terms, market prices, discount rates, yield curves, credit spreads, measures of volatility and correlations of such inputs. Fair value measurements associated with the CCNPs, term notes payable, SAFEs, and Series B convertible preferred stock were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. Increases or decreases in the fair value of the CCNPs, term notes payable, the SAFEs, and Series B convertible preferred stock can result from updates to assumptions such as the expected timing or probability of a qualified financing event, or changes in discount rates, among other assumptions. Based on management’s assessments of the valuations of the FVO debt instruments, SAFEs, and Series B convertible preferred stock performed by Calidi’s valuations specialists, none of the changes in the fair value of those instruments were due to changes in Calidi’s own credit risk for the reporting periods presented. Judgment is used in determining these assumptions as of the initial valuation date and at each subsequent reporting period. Changes or updates to assumptions could have a material impact on the reported fair value, and the change in fair value, of FVO debt instruments and SAFEs and the results of operations in any given period.

The following table presents the changes in fair value of level 3 valued instruments for the six months ended June 30, 2023 (in thousands):

	Contingently convertible notes payable, including accrued interest, at fair value	Term notes payable, including accrued interest, at fair value	SAFEs	Series B convertible preferred stock, at fair value
Balance at January 1, 2023	$1,152	$—	$29,190	$—
Proceeds from issuance	—	—	2,760	5,150
Issuance of SAFE in lieu of cash for advisory services	—	—	166	—
Loss at inception	—	—	—	2,412
Change in fair value	477	—	2,401	70

Balance at June 30, 2023 (Unaudited)	$1,629	$—	$34,517	$7,632

As of January 1, 2023, because the Scenario 2 probability of the contingently convertible notes payable was at 100%, as defined above, the corresponding contingently issuable warrants, accordingly, had no fair value as of that date since under that scenario those warrants would not be issuable.

The following table presents the changes in fair value of level 3 valued instruments for the six months ended June 30, 2022 (in thousands):

	In 000’s
	Contingently convertible notes payable, including accrued interest, at fair value	Term notes payable, including accrued interest, at fair value	SAFEs
Balance at January 1, 2022	$1,572	$505	$15,811
Proceeds from issuance	—	—	4,550
Issuance of SAFE in lieu of cash for advisory services	—	—	75
Extinguishment of term notes payable	—	(516)	—
Change in fair value	14	11	797

Balance at June 30, 2022 (Unaudited)	$1,586	$—	$21,233

4. Selected Balance Sheet Components

Deferred financing costs

Prior to the termination of the Edoc proposed merger, the transaction between Calidi and Edoc (as described in Note 1) was treated as a reverse recapitalization and any direct and incremental costs associated with the business combination, including legal and accounting costs were capitalized as deferred financing costs. In the event the business combination is not completed, deferred financing costs are expensed on the termination date.

On August 11, 2022, Calidi terminated the Edoc Merger Agreement and charged off approximately $1.9 million of deferred financing costs included in general and administrative expenses during the year ended December 31, 2022.

On September 12, 2023, the FLAG Merger was completed as further discussed in Note 14.

The FLAG Merger is expected to be treated as a reverse recapitalization and any direct and incremental costs incurred associated with that business combination, including legal and accounting costs are capitalized as deferred financing costs included in deposits and other noncurrent assets on the consolidated balance sheets.

Through the FLAG Merger closing date, Calidi and FLAG entered into various Promissory Note Agreements (the “Promissory Note”) whereby Calidi advanced $705,000 to FLAG for transaction costs related to the FLAG Merger. Any advances made to FLAG under the Promissory Note do not bear any interest and are repayable to Calidi upon the earlier of the completion of the FLAG Merger from the proceeds of the Transactions or the winding up and dissolution of FLAG. Upon the close of the FLAG Merger, the advances and all other capitalized deferred financing costs will be reclassified against additional paid-in capital.

As of June 30, 2023 and December 31, 2022, there were approximately $1.5 million and $0.3 million, respectively, of deferred financing costs, which include the advances made to FLAG above, included in deposits and noncurrent assets.

Legal settlement liability

In July 2020, Calidi’s former executive and co-founding shareholder (the “Former Executive”), filed a complaint in the San Diego Superior Court (“the Complaint”) against Calidi and AJC Capital, and Calidi’s current CEO and founding shareholder, asserting breach of contract and declaratory relief and breach of contract (and later amended to include a claim for breach of fiduciary duty) and wrongfully terminated the Former

Executive under an employment contract resulting in amounts allegedly owed to the Former Executive. Calidi denied those allegations and filed a cross complaint against the Former Executive for securities fraud, breach of contract, and breach of fiduciary duty.

On March 18, 2021, all parties ultimately settled pursuant to the terms of a Settlement and Mutual Release Agreement (“the Settlement Agreement”), in which the parties agreed to release each other from all claims and agreed to confidentiality, non-disparagement and other covenants. According to the principal terms of the Settlement Agreement, the Former Executive agreed to immediately transfer and assign all patents filed by Calidi during the Former Executive’s employment and otherwise fully cooperate with ongoing patent and intellectual property matters and other company matters, including enter into a voting agreement with the majority shareholders. As part of the Settlement Agreement, Calidi also agreed to pay the Former Executive $1.1 million in cash, with $60,000 payable within 30 days of the Settlement Agreement and $20,000 per month on the same day of each month thereafter until paid in full. Furthermore, if Calidi secures at least $10.0 million in equity financing, as defined in the Settlement Agreement, the then entire unpaid settlement liability amount will become due and payable within 21 days of the equity financing.

As of June 30, 2023 and December 31, 2022, approximately $0.5 million and $0.6 million, respectively, is included in legal settlement liability on the unaudited condensed consolidated balance sheets. Upon the close of the FLAG Merger, the entire amount became due and payable to the Former Executive (see Note 14).

Accrued expenses and other current liabilities

As of June 30, 2023 and December 31, 2022, accrued expenses and other current liabilities were comprised of the following (in thousands):

	June 30, 2023	December 31, 2022
Accrued compensation(1)	$4,890	$4,070
Accrued vendor and other expenses	2,005	1,277

Accrued expenses and other current liabilities	$6,895	$5,347

(1)	Includes deferred compensation for certain executives and deferred board and advisory fees for one director (see Note 14).

See Note 13 for additional commitments.

5. Machinery and Equipment, net

As of June 30, 2023 and December 31, 2022, machinery and equipment, net, was comprised of the following (in thousands):

	June 30, 2023	December 31, 2022
Machinery and equipment	$1,969	$1,518
Accumulated depreciation	(813)	(631)

Machinery and equipment, net	$1,156	$887

Depreciation expense amounted to approximately $206,000 and $100,000 for the six months ended June 30, 2023 and 2022, respectively.

6. Related Party Transactions

Calidi has funded its operations to date primarily through private sales of convertible preferred stock, contingently convertible and convertible promissory notes, SAFEs and common stock. These investments have included various related parties, including from AJC Capital and certain directors as further discussed below.

The following table presents the various significant related party transactions and investments in Calidi for the periods presented (in thousands):

		Six Months Ended June 30,
Related Party	Description of investment or transaction	2023	2022
AJC Capital, Director A, B, and a manager	Convertible notes payable, including accrued interest(1)	$842	$765
AJC Capital	Line of credit – as guarantor(2)	—	—
AJC Capital, Director A, E and executive officer’s family office	Term notes payable, net of discount, including accrued interest(3)	4,102	1,000
AJC Capital, Directors A, D, E, F, an officer, and a manager	Simple agreements for future equity (SAFE), at fair value(4)	5,082	2,039

AJC Capital, Director D	Accounts payable and accrued expenses(5)	104	157
Directors C	Contingently convertible notes payable, including accrued interest, at fair value(6)	1,629	1,586
Former Executive	Legal settlement liability(7)	520	760
Director D	Former President and Chief Operating Officer(8)	450	300
Director A	Advisory services included in accrued expenses(9)	138	27
AJC Capital	Lease guaranty(10)	158	—
Jackson Investment Group	Series B Convertible Preferred Stock, at fair value(11)	7,442	—
Calidi Cure LLC	Series B Convertible Preferred Stock, at fair value(11)	190	—
Series B financing cost	FLAG shares issued as incentive, at fair value(11)	2,680	—

(1)	See Note 7 for full disclosures on debt, including the convertible notes and related extensions of scheduled maturity dates (see Note 14).
(2)

In November 2020, Calidi, as the borrower, opened a Line of Credit (“LOC”) with City National Bank (“CNB”) for a borrowing capacity of up to $1.0 million. As a condition of approving the LOC, CNB required a corresponding collateral amount to be provided by AJC Capital in the form of a certificate of deposit in the name of AJC Capital to be held at CNB so long as the LOC remains open, including any amounts borrowed and outstanding under the LOC. As consideration for the collateral provided by AJC Capital to CNB, Calidi issued 2,000,000 warrants to purchase common stock to AJC Capital (see Note 9). See Note 7 for full disclosures around the LOC which remained outstanding as of June 30, 2023 and December 31, 2022.

(3)

Term notes payable, net of discount, in principal amount of $450,000 plus accrued interest, issued to AJC Capital in May 2020 with 900,000 warrants to purchase common stock and stated interest rates (see Notes 7 and 9). Term notes payable in principal amount of $500,000, plus accrued interest issued in March 2021 to Director A with 1,000,000 warrants to purchase common stock and stated interest rates (see Notes 7 and 9). In December 2022 and during the six months ended June 30, 2023, Calidi issued various term notes in the aggregate principal amount of $3.0 million to AJC Capital, Directors A, E, and an executive’s officer’s family office (see Notes 7 and 9). All of the above term notes payable, as applicable, remained outstanding as of June 30, 2023 and December 31, 2022 (see Note 14).

(4)	See Note 8 for full disclosures around the SAFE instruments (see Notes 13 and 14).
(5)

Amounts owed to AJC Capital as of June 30, 2023, for primarily rent expense for temporary use of personal house for company office space in 2020; in addition, amounts owed to AJC Capital and Director D for certain consulting expenses, included in accounts payable and accrued expenses as of December 31, 2022.

(6)

See Note 7 for full disclosures around contingently convertible notes payable, including accrued interest, accounted for using the fair value option. Director C is a partner in a partnership agreement with the Calidi investor who holds the contingently convertible notes issued by Calidi which may deem Director C’s partnership to be the beneficial owner of this contingently convertible note as of June 30, 2023 and December 31, 2022.

(7)	See Note 4 for full disclosure of a settlement liability recorded with a Co-Founder and Former Executive of Calidi.
(8)

On February 1, 2022, Calidi appointed a current board member (Director D referenced above), George K. Ng, as President and Chief Operating Officer of Calidi under an Employment Agreement (the “Ng Agreement”). Under the Ng Agreement, Mr. Ng is entitled to a base annual salary of $450,000, a signing bonus of $300,000, payable in three equal monthly installments. Mr. Ng was eligible for standard change in control and severance benefits. On June 23, 2023, Calidi entered into a Separation and Release Agreement with Mr. Ng which includes a severance accrual as of June 30, 2023 (see Note 13).

(9)

On April 1, 2022, Calidi entered into an Advisory Agreement with Scott Leftwich (Director A referenced above), for providing certain strategic and advisory services. Director A will receive an advisory fee of $9,166 per month not to exceed $120,000 per annum, accrued and payable upon Calidi raising $10 million or more in equity proceeds, as defined in the Advisory Agreement (see Note 14).

(10)

In October 2022, in order for Calidi to secure and execute the San Diego Lease discussed in Note 13, Mr. Allan Camaisa provided a personal Guaranty of Lease of (the “Guaranty”) up to $900,000 to the lessor for Calidi’s future performance under the San Diego Lease agreement. As consideration for the Guaranty, Calidi agreed to pay Mr. Camaisa 10% of the Guaranty amount for the first year of the San Diego Lease, and 5% per annum of the Guaranty amount thereafter through the life of the lease, with all amounts accrued and payable at the termination of the San Diego Lease or release of Mr. Camaisa from the Guaranty by the lessor, whichever occurs first. The amount shown in the table above, represents the present value, including accreted interest as of the period shown, of the aggregate $225,000 payment due to Mr. Camaisa upon the release or termination of the Guaranty, which is included in noncurrent operating lease right-of-use liability.

(11)

See Note 9 for full disclosure of the Series B Preferred Stock as of June 30, 2023 which is classified as a liability and carried at fair value, including FLAG Class B common stock issued to Jackson Investment Group and Calidi Cure as an incentive to invest into the Series B financing. See also Note 14 in connection with the Closing of the FLAG Merger and the Series B Preferred Stock conversions to Calidi common stock.

See Note 4 for the Promissory Note agreement between FLAG and Calidi.

7. Debt

Calidi’s outstanding debt obligations as of June 30, 2023 and December 31, 2022, including related party components, are as follows (in thousands):

	June 30, 2023
	Unpaid Balance	Fair Value Measurements	Discount	Accrued Interest		Net Carrying Value
Convertible notes payable	$765	$—	$—	$77		$842
Contingently convertible notes payable, including accrued interest, at fair value	1,000	629	—	(a	)	1,629
Term notes payable	5,750	—	(262)	405		5,893
Loans payable	1,000	—	—	—		1,000

Total debt	$8,515	$629	$(262)	$482		$9,364

Less: current portion of long-term debt						(9,364)

Long-term debt, net of current portion						$—

	December 31, 2022
	Unpaid Balance	Fair Value Measurements	Discount	Accrued Interest		Net Carrying Value
Convertible notes payable	$765	$—	$—	$39		$804
Contingently convertible notes payable, including accrued interest, at fair value	1,000	152	—		(a)	1,152
Term notes payable	2,500	—	(138)	107		2,469
Loans payable	1,000	—	—	—		1,000

Total debt	$5,265	$152	$(138)	$146		$5,425

Less: current portion of long-term debt						(5,425)

Long-term debt, net of current portion						$—

(a)

Accrued interest is included in fair value measurements for contingently convertible notes payable, at fair value, for the periods presented. See further disclosures under the fair value option of accounting in Note 2, Note 3, Note 7, and applicable sections below.

Scheduled maturities of outstanding debt, net of discounts are as follows (in thousands):

Year Ending December 31:
2023 (July — December)	$5,265
2024	3,250
Plus: fair value measurement adjustments	629
Plus: accrued interest	482
Less: Discount	(262)

Total debt	$9,364

The following discussion includes a description of Calidi’s outstanding debt as of June 30, 2023 and December 31, 2022. The weighted average interest rate related to Calidi’s outstanding debt not accounted for under the fair value option was approximately 10.4% and 8.7% as of June 30, 2023 and December 31, 2022, respectively. Interest expense related to Calidi’s outstanding debt not accounted for under the fair value option totaled approximately $504,000 and $23,000 for the six months ended June 30, 2023 and 2022, respectively, which is reported within other income and expense, net, in the unaudited condensed consolidated statements of operations. Interest expense includes interest on outstanding borrowings and the amortization of discounts associated with debt issuance costs or from the allocation of proceeds to freestanding common stock or warrants as part of the relevant financing transactions. Interest expense related to debt instruments that are accounted for under the fair value option is presented within the single line of change in fair value of debt or change in fair value of debt — related party, as applicable, in the unaudited condensed consolidated statements of operations.

Convertible Notes Payable

2018 Convertible Notes

Between January 2018 and June 2018, Calidi issued $1.4 million of convertible promissory notes (the “2018 Convertible Notes”) to investors, including to related parties (see Note 6), with original maturity dates of 18 months from the dates of issuance. In lieu of cash interest, Calidi issued to the investors shares of common stock in the amount of four shares of common stock per $1.00 of principal loaned. The value allocated to common stock was determined based on a relative fair value basis resulting in approximately $1.0 million of debt discount to be recognized as interest expense using the effective interest method over the term of the 2018 Convertible Notes. The 2018 Convertible Notes allow the investors, at their election, to convert the principal amount and accrued interest, if any, into Series A-2 Convertible Preferred Stock at a conversion price of $1.75.

In March 2022, one of the related party investors provided notice and converted $450,000 of the 2018 Convertible Notes to into 257,143 shares of Series A-2 convertible preferred stock (see Note 9). The contractual conversion was recorded at carrying value and resulted in no gain or loss in the unaudited condensed consolidated statements of operations.

In July 2022, the maturity date for the remaining $765,000 of principal amount of the 2018 Convertible Notes was extended to the earlier of i) June 30, 2023 or ii) Calidi’s completion of a qualified financing of $15 million or more. The amended 2018 Convertible Notes accrue interest at 10% per annum. All other terms and conditions remained substantially unchanged. The debt amendment occurred close to or upon the stated maturity date and resulted in the application of extinguishment accounting in accordance with ASC 470-50. The carrying value of the original notes equals the fair value at extinguishment date, which resulted in no gain or loss recorded in the unaudited condensed consolidated statement of operations. Calidi was in compliance with applicable debt covenants as of June 30, 2023.

The 2018 Convertible Notes were converted pursuant to its provisions in connection with the FLAG Merger closed on September 12, 2023 and are no longer outstanding as of that date (see Note 14).

Contingently Convertible Notes Payable, at fair value

2019 Contingently Convertible Notes, at fair value

In 2019, Calidi issued $2.3 million of contingently convertible promissory notes (the “2019 Contingently Convertible Notes” or “2019 CCNPs”) to certain investors, including to related parties (see Note 6), with original maturity dates of 28 to 31 months from the dates of issuance. The 2019 CCNPs accrue interest at 5% per annum, that is due and payable at maturity unless otherwise converted prior to maturity. Calidi may elect to prepay principal and accrued interest at any time. Upon a next equity financing of at least $8.0 million, the principal and accrued interest will automatically convert into the type of stock issued in the financing at the lower price of a per share conversion price equal to: (i) 80% of the per share price paid by investors in the financing; or (ii) 80% of a per share price equal to $100.0 million divided by the total number of issued and outstanding shares as of the date of the amendment, or $2.40 per share (“valuation cap”). In addition, upon a next equity financing, the investors will be issued a warrant equal to 30% of principal at an exercise price equal to the per share price paid by investors in the financing. These contingent warrants are accounted for when the contingency is resolved, and the contingent warrants are issued.

Calidi has elected to measure the 2019 CCNPs, including accrued interest and contingently issuable warrants, using the fair value option under ASC 825 and, as a result, Calidi records any changes in fair value within change in fair value of debt on the consolidated statements of operations. Calidi has elected to also include the component related to accrued interest within the single line of change in fair value of debt and change in fair value of debt — related party on the consolidated statements of operations. See Note 2 under the Fair value option of accounting section and Note 3 for further details.

Prior to 2022, Calidi repaid certain investors and related party contingently convertible note holders the entire principal balance of $150,000 and an investor elected to convert principal and accrued stated interest balance of $213,300 into shares of common stock.

Prior to 2022, the $2.0 million of then outstanding unpaid principal balances of the 2019 CCNPs plus accrued interest were exchanged for an equivalent amount of SAFE agreements as described in Note 8. All 2019 CCNP agreements were exchanged into the SAFE agreements, which included the cancellation of applicable contingently issuable warrants upon the exchange to the SAFE agreements (see Note 8).

The 2019 Contingently Convertible Notes were converted pursuant to their provisions in connection with the FLAG Merger closed on September 12, 2023 and are no longer outstanding as of that date (see Note 14).

2020 Contingently Convertible Notes, at fair value

In 2019 and 2020, Calidi issued $4.0 million in convertible promissory notes to two investors that mature in January 2023 (the “2020 Contingently Convertible Notes” or “2020 CCNPs”). The 2020 CCNPs accrue interest at 5% per annum, compounded yearly, that is due and payable at maturity unless otherwise converted prior to maturity. Calidi may not elect to prepay the principal and interest without the written consent of the lenders. Upon a next equity financing of at least $8.0 million, for the principal and accrued interest through that date, the holder, at their sole election, may exercise the conversion option into the type of stock issued in the financing at the lower price equal to: (i) 70% of the per share price paid by investors in the financing; or (ii) 70% of a per share price equal to $100.0 million divided by the total number of issued and outstanding shares as of the date of issuance; or (iii) $2.00 (“valuation cap”). In addition, upon a next equity financing occurring, the investors will also receive a warrant equal to 30% of principal invested at an exercise price equal to the per share price paid by investors in the financing. These contingent warrants are accounted for when the contingency is resolved, and the contingent warrants are issued.

Upon a change of control, the investor will have the option to receive a cash payment equal the principal and accrued interest or convert the principal and accrued interest into shares of Calidi’s preferred stock to be issued, at a per share conversion price equal to: (i) 70% of the implied price per share of such preferred stock from such change of control; or (ii) 70% of a per share price equal to $100.0 million divided by the total number of issued and outstanding shares as of the date of issuance. Upon an event of default, each investor will receive a cash payment equal to the principal and accrued interest.

Calidi has elected to measure the 2020 CCNPs, including accrued interest and contingently issuable warrants, using the fair value option under ASC 825 and records all changes in fair value included in change in fair value of debt and change in fair value of debt — related party, on the unaudited condensed consolidated statements of operations. See Note 2 under the Fair value option of accounting section and Note 3 for a full discussion of the valuation methodologies and other details related to the 2020 CCNPs.

In September 2021, $3.0 million unpaid principal balance for one of the 2020 CCNPs plus accrued interest was exchanged for an equivalent amount of a SAFE agreement, which included the cancellation of the applicable contingently issuable warrants upon the exchange into the SAFE (see Note 8). In September 2022, the maturity date of the 2020 CCNPs was extended to September 23, 2023. The amended 2020 CCNPs will continue to accrue interest at 5% per annum. All other terms and conditions remained substantially unchanged. The debt amendment occurred close to or upon the stated maturity date and resulted in the application of extinguishment accounting in accordance with ASC 470-50. The carrying value of the original notes equals the fair value at extinguishment date, which resulted in no gain or loss recorded in the unaudited condensed consolidated statement of operations for the six months ended June 30, 2023. As of June 30, 2023 and December 31, 2022, the remaining $1.0 million in unpaid principal remained outstanding for the amended 2020 CCNPs with one investor that is also a related party (see Note 6).

Calidi was in compliance with applicable debt covenants related to the amended 2020 CCNPs as of June 30, 2023.

The 2020 CCNPs were converted pursuant to their provisions in connection with the FLAG Merger closed on September 12, 2023 and are no longer outstanding as of that date (see Note 14).

Term Notes Payable

2023 Term Note Payable

From January through June 2023, Calidi issued $3,250,000 of secured term notes payable (the “2023 Term Notes”) to investors, including to related parties (see Note 6). The 2023 Term Loans bear simple interest of 24% per annum, of which 14% is payable in cash at maturity and the remaining 10% of the principal amount invested was paid in shares of Calidi common stock, valued at $3.86 and $2.96 per share, as applicable. Upon issuance of the common stock related to the 2023 Term Notes, Calidi recorded as debt discount of $294,000, which is being amortized using the effective interest method over the term of the debt. The 2023 Term Notes mature on the earliest of the following: (i) one year from execution of the respective 2023 Term Notes, or (ii) the date Calidi receives gross proceeds from a single transaction wherein the Company receives $20 million or more for the purchase of its common or preferred stock.

The 2023 Term Notes are accounted for at amortized cost and accrue interest according to the terms of the agreement. As of June 30, 2023, the interest rate of the 2023 Term Notes was 14% per annum and the total carrying value, including accrued interest and net of debt discount, was $3.2 million.

Calidi was in compliance with applicable debt covenants related to the 2023 Term Notes as of June 30, 2023.

In connection with the closing of the FLAG Merger, with regard to the 2023 Term Notes, approximately $2.650 million of principal plus accrued interest was amended and the remaining $0.6 million of principal plus accrued interest substantially unchanged as the maturity of those term notes is scheduled for May 2024 (see Note 14).

2022 Term Note Payable

In November and December 2022, Calidi issued $1,500,000 of secured term notes payable (the “2022 Term Notes”) to investors, including to related parties (see Note 6). The 2022 Term Loans bear simple interest of 24% per annum, of which 14% is payable in cash at maturity and the remaining 10% of the principal amount invested was paid in shares of Calidi common stock, valued at $3.86 per share. Upon issuance of the common stock related to the 2022 Term Notes, Calidi recorded as debt discount of $150,000, which is being amortized using the effective interest method over the term of the debt. The 2022 Term Notes mature on the earliest of the following: (i) one year from execution of the respective 2022 Term Notes, or (ii) the date Calidi receives gross proceeds from a single transaction wherein the Company receives $20 million or more for the purchase of its common or preferred stock.

The 2022 Term Notes are accounted for at amortized cost and accrue interest according to the terms of the agreement. As of June 30, 2023, the interest rate of the 2022 Term Notes was 14% and the total carrying value, including accrued interest and net of debt discount, was $1.6 million.

Calidi was in compliance with applicable debt covenants related to the 2022 Term Notes as of June 30, 2023.

In connection with the closing of the FLAG Merger, the 2022 Term Notes plus accrued interest were either partially settled with FLAG shares of common stock or partially deferred payment of principal and interest (see Note 14).

2021 Term Note Payable

In January 2021, Calidi entered into a note agreement with a related party investor and director to borrow up to $500,000 (“2021 Term Note”). In March 2021, Calidi issued the full amount of the 2021 Term Note and concurrently issued warrants to purchase 1,000,000 shares of Calidi common stock at an exercise price of $1.00 per share (see Note 9). The 2021 Term Note bears interest at a rate equal to variable 30-day LIBOR plus 3%, subject to floor of 2% and matures on the earliest of the following: (i) one year from execution of the 2021 Term Note, (ii) Calidi’s completion of certain qualified financings, (iii) the occurrence of a change of control, or (iv) the occurrence of an event of default, as defined in the note agreement.

Upon original issuance, Calidi elected to measure the 2021 Term Note, including accrued interest, using the fair value option under ASC 825 and record all changes in fair value, including accrued interest, in change in fair value of debt — related party on the unaudited condensed consolidated statements of operations. See Note 2 under the Fair value option of accounting section and Note 3 for a full discussion of the valuation methodologies and other details related to the 2021 Term Note.

In March 2022, upon the scheduled maturity of the outstanding 2021 Term Note, the holder and Calidi agreed to extend the maturity date for the 2021 Term Note to the earlier of i) September 30, 2022 or ii) Calidi’s completion of a qualified financing of $5 million or more. All other terms and conditions remained substantially unchanged. The debt amendments occurred at the stated maturity date and resulted in the application of extinguishment accounting in accordance with ASC 470-50. Due to the fair value election, the carrying value of the original term notes equals the fair value at extinguishment date. As the fair values of the amended term note approximated the original term, no gain or loss was recorded in the unaudited condensed consolidated statement of operations for the six months ended June 30, 2022.

The extinguishment accounting resulted in an event that requires remeasurement of eligible items at fair value, initial recognition of eligible items, thereby resulting in an election date for the fair value option under ASC 825. Calidi did not elect to measure the amended term notes using the fair value option at the extension date, accordingly, following the extension the amended term notes are accounted for at amortized cost and accrue interest according to the terms of the agreement.

In July 2022, the maturity date of the 2021 Term Note was extended to the earlier of i) June 30, 2023 or ii) Calidi’s completion of a qualified financing of $15 million or more. The amended 2021 Term Note will accrue interest at 10% per annum. All other terms and conditions remained substantially unchanged. The debt amendment occurred close to or upon the stated maturity date and resulted in the application of extinguishment accounting in accordance with ASC 470-50. The carrying value of the original notes equals the fair value at extinguishment date, which resulted in no gain or loss recorded in the unaudited condensed consolidated statement of operations. As of June 30, 2023 and December 31, 2022, the interest rate of the 2021 Term Notes was 10% for both periods and the total carrying value, including accrued interest was approximately $569,000 and $544,000, respectively.

Calidi was in compliance with applicable debt covenants related to the 2021 Term Note as of June 30, 2023.

In connection with the closing of the FLAG Merger, the 2021 Term Note plus accrued interest was deferred to January 1, 2025 (see Note 14).

2020 Term Notes Payable

In 2020, Calidi issued $600,000 of secured term notes payable (the “2020 Term Notes”) to investors, including to related parties (see Note 6). Calidi also issued warrants to purchase 1,050,000 shares of common stock at an exercise price of $1.00 per share (see Note 9). The investors of the $450,000 portion of the 2020 Term Notes receive interest at a rate equal to variable 30-day LIBOR plus 3%, subject to floor of 2% and two warrants to purchase shares of Calidi common stock for each dollar of principal invested, while the investors of the remaining $150,000, in lieu of a stated interest rate, received one warrant to purchase shares of Calidi common stock for each dollar of principal invested. The 2020 Term Notes mature on the earliest of the following: (i) one year from execution of the 2020 Term Notes, (ii) Calidi’s completion of certain qualified financings, (iii) the occurrence of a change of control, or (iv) the occurrence of an event of default, as defined in the note agreements. In April 2020, Calidi repaid the principal for one lender within the 2020 Term Notes totaling $100,000 which did not have a stated interest rate.

Upon original issuance, Calidi elected to measure the 2020 Term Notes, including accrued interest, using the fair value option under ASC 825 and record all changes in fair value, including accrued interest, in change in fair value of debt and change in fair value of debt — related party on the unaudited condensed consolidated statements of operations. See Note 2 under the Fair value option of accounting section and Note 3 for a full discussion of the valuation methodologies and other details related to the 2020 Term Notes.

In June 2021, upon the scheduled maturity of the outstanding 2020 Term Notes, the holders and Calidi agreed to extend the maturity dates for all remaining 2020 Term Notes to June 30, 2022, in exchange for 10% of the principal amount in shares of common stock as an extension fee, while all other terms and conditions remained substantially unchanged. The extension fee resulted in the issuance of 50,000 shares of common stock with a fair value of $35,500. The debt amendments were at the stated maturity and resulted in the application of extinguishment accounting in accordance with ASC 470-50. Calidi recorded a loss on debt extinguishment of $35,500 in the consolidated statements of operations based on the difference between the fair value of the amended term notes of approximately $515,000, the fair value of common stock issued of $35,500 and the carrying amount of the original term notes of $515,000. Due to the fair value election, the carrying value of the original term notes equals the fair value at extinguishment date.

The extinguishment accounting resulted in an event that requires remeasurement of eligible items at fair value, initial recognition of eligible items, thereby resulting in an election date for the fair value option under

ASC 825. Calidi did not elect to measure the amended term notes using the fair value option at the extension date, accordingly, following the extension the amended term notes are accounted for at amortized cost and accrue interest according to the terms of the agreement.

In July 2022, the maturity date of the 2020 Term Note was extended to the earlier of i) June 30, 2023 or ii) Calidi’s completion of a qualified financing of $15 million or more. The amended 2020 Term Note will accrue interest at 10% per annum. All other terms and conditions remained substantially unchanged. The debt amendment occurred close to or upon the stated maturity date and resulted in the application of extinguishment accounting in accordance with ASC 470-50. The carrying value of the original notes equals the fair value at extinguishment date, which resulted in no gain or loss recorded in the unaudited condensed consolidated statement of operations. As of June 30, 2023 and December 31, 2022, the interest rate of the 2020 Term Notes was 10% for both periods and the total carrying value, including accrued interest was $578,000 and $550,000, respectively.

Calidi was in compliance with applicable debt covenants related to the 2020 Term Notes as of June 30, 2023.

In connection with the closing of the FLAG Merger on September 12, 2023, the 2020 Term Note in principal amount of $450,000 plus accrued interest was deferred to November 1, 2023, and the remaining $50,000 plus accrued interest was paid at or shortly after the Closing (see Note 14).

Loans Payable

2020 Line of Credit

In 2020, Calidi opened a line of credit with a third-party bank for a borrowing capacity of up to $1.0 million (“2020 Line of Credit” or “LOC”). All principal amounts borrowed on the 2020 Line of Credit, including any accrued paid unpaid interest, was to mature on October 26, 2021, and any amounts borrowed may be repaid by Calidi without penalty at any time before maturity. In 2021, Calidi borrowed the full $1.0 million that was available under its 2020 Line of Credit which remained outstanding as of June 30, 2023 and December 31, 2022. The amounts borrowed bear interest at a rate of 1.6% per annum applied to the outstanding principal balance multiplied by the actual number of days the principal balance is outstanding, such interest payments are due monthly. As of June 30, 2023, Calidi was in compliance with applicable covenants of the 2020 Line of Credit.

As a condition of approval of the 2020 Line of Credit, the bank required collateral to be provided by AJC Capital to the bank held in the name of AJC Capital. As consideration for the AJC Capital collateral provided to the bank, Calidi issued to the shareholder warrants to purchase 2,000,000 shares of common stock at an exercise price of $1.00 per share (see Notes 4 and 6).

In October 2021, upon the scheduled maturity, the lender renewed the 2020 Line of Credit for another year to October 29, 2022, with substantially the same terms and condition. Calidi performed a borrowing-capacity analysis in accordance with ASC 470-50 and determined that the borrowing capacity of the amended LOC exceeds the borrowing capacity under the original LOC. There were no unamortized costs or new lender fees relating to the renewal and, therefore, the entire $1.0 million principal balance was carried forward as of the renewal date and remains outstanding as of June 30, 2023.

In October 2022, upon the scheduled maturity, the lender renewed the 2020 Line of Credit for another year to October 26, 2023. The interest rate was increased to a fixed rate of 2.5% per annum based on current market conditions. All other terms and conditions remained substantially unchanged.

8. Simple Agreement for Future Equity

2023 SAFEs

From January through June 2023, Calidi entered into SAFE agreements with various investors to raise aggregate proceeds of approximately $2.8 million (“2023 SAFEs”). The 2023 SAFEs have no maturity dates and bear no interest. Upon a qualified financing, as defined in the agreements, which includes a capital raise equal to or greater than $10.0 million, the purchase amounts under the 2023 SAFEs will automatically convert into the type of stock issued in the financing at a defined conversion price, generally equal to the number of shares resulting from the purchase amount of the SAFE divided by a discount ranging from 70% to 80% of the per share price paid by investors in the financing. Other conversion events include a SPAC merger, a change of control or an initial public offering (“IPO”). Upon an event of dissolution and to the extent sufficient funds are available, the holders of the 2023 SAFEs, on a pari passu basis with the holders of Convertible Preferred Stock, shall be entitled to receive a cash payment equal the purchase amount, prior to and in preference to any distribution of any of the assets or surplus funds to the holders of common stock.

In connection with the closing of the FLAG Merger on September 12, 2023, all of the 2023 SAFEs were converted to Calidi common stock pursuant to their conversion provisions and are no longer outstanding as of that date (see Note 14).

2022 SAFEs

From January 2022 through December 31, 2022, Calidi entered into SAFE agreements with various investors to raise aggregate proceeds of approximately $10.8 million (“2022 SAFEs”) of which approximately $0.2 million was provided in advisory services in lieu of cash. The 2022 SAFEs have no maturity dates and bear no interest. Upon a qualified financing, as defined in the agreements, which includes a capital raise equal to or greater than $10.0 million, the purchase amounts under the 2022 SAFEs will automatically convert into the type of stock issued in the financing at a defined conversion price, generally equal to the number of shares resulting from the purchase amount of the SAFE divided by a discount ranging from 70% to 80% of the per share price paid by investors in the financing. Other conversion events include a SPAC merger, a change of control or an initial public offering (“IPO”). Upon an event of dissolution and to the extent sufficient funds are available, the holders of the 2022 SAFEs, on a pari passu basis with the holders of Convertible Preferred Stock, shall be entitled to receive a cash payment equal the purchase amount, prior to and in preference to any distribution of any of the assets or surplus funds to the holders of common stock.

In connection with the closing of the FLAG Merger on September 12, 2023, all of the 2022 SAFEs were converted to Calidi common stock pursuant to their conversion provisions and are no longer outstanding as of that date (see Note 14).

2021 SAFEs

From March 2021 through the year ended December 31, 2021, Calidi entered into SAFE agreements with various investors and related parties to raise aggregate proceeds of $7.9 million (“2021 SAFEs”). The 2021 SAFEs have no maturity dates and bear no interest. Upon a qualified financing, as defined in the agreements, which includes a capital raise equal to or greater than $10.0 million, the purchase amounts under the 2021 SAFEs will automatically convert into the type of stock issued in the financing at the greater number of shares resulting from, i) the purchase amount of the SAFE divided by 80% of the per share price paid by investors in the financing, or ii) the purchase amount of the SAFE divided by $3.62 per share. Other conversion events include a SPAC merger, a change of control or an initial public offering (“IPO”). Upon an event of dissolution and to the extent sufficient funds are available, the holders of the 2021 SAFEs, on a pari passu basis with the holders of Convertible Preferred Stock, shall be entitled to receive a cash payment equal the purchase amount, prior to and in preference to any distribution of any of the assets or surplus funds to the holders of common stock.

In June 2021, Calidi amended certain outstanding 2021 SAFEs to align the conversion prices with those above. The amendments were determined to be a substantial change in the original instrument and resulted in the application of extinguishment accounting. Although the 2021 SAFE amendments were determined to contain a substantial change from the original instrument and resulted in the application of extinguishment accounting, because of the valuation technique used described in Note 3, the derived fair values were not impacted by the amendment, resulting in no gain or loss on extinguishment.

In connection with the closing of the FLAG Merger on September 12, 2023, all of the 2021 SAFEs were converted to Calidi common stock pursuant to their conversion provisions and are no longer outstanding as of that date (see Note 14).

Exchange of CCNPs to SAFEs (“CCNP Conversions”)

As described in Note 7, from August 2021 through December 2021, of the $6.0 million aggregate in principal amount outstanding, which had previously been purchased by investors in the 2020 and 2019 CCNPs, $5.5 million in principal and accrued interest were exchanged for SAFE instruments similar in terms and conditions to the 2021 SAFE instruments described above, except for the valuation caps, which were retained in the conversion as per the issuance terms of the 2020 and 2019 CCNPs. This exchange is collectively referred to as the “CCNP conversions”. Upon completion of the CCNP conversions, the 2020 and 2019 CCNPs were terminated and canceled, including any rights to contingent warrants, which were also canceled without future rights to any warrants and resulted in the application of extinguishment accounting of the 2020 and 2019 CCNPs.

Calidi recorded a loss on debt extinguishment of approximately $0.7 million based on the difference between the fair value of $6.2 million of the newly issued SAFEs in the CCNP conversions and the carrying amount of $5.5 million of the 2020 and 2019 CCNPs at the conversion date. Due to the fair value election of the 2020 and 2019 CCNPs, the carrying value equals the fair value at the extinguishment date.

As of June 30, 2023 and December 31, 2022, one related party investor holds the remaining $1.0 million in principal amount of the 2020 CCNPs has elected not to convert to a SAFE instrument. The one related party still retains the 2020 CCNP instrument, including contingently issuable warrants and accrued interest, as per the original terms, which has an amended scheduled maturity in September 2023 (see Notes 6 and 7). There can be no assurance that the remaining investor will convert to a SAFE instrument prior to the maturity of the 2020 CCNP.

All of the issued SAFEs represent obligations that Calidi must settle by issuing a variable number of equity shares based on a fixed monetary value at the inception of the SAFE based on the amount invested. Therefore, the SAFEs are classified as mark-to-market liabilities pursuant to ASC 480 in current liabilities because of the anticipated settlement or conversion of the SAFEs based on Calidi’s expectation of a completion of a qualified financing in the next twelve months. Calidi records the changes in fair value of all SAFEs each reporting period in change in fair value of debt and change in fair value of debt — related party, on the consolidated statements of operations. See Note 2 under the Fair value measurements section and Note 3 for a full discussion of the valuation methodologies and other details related to SAFE instruments.

In connection with the closing of the FLAG Merger on September 12, 2023, the remaining 2020 CCNP was converted to Calidi common stock pursuant to the conversion provisions and is no longer outstanding as of that date (see Note 14). The 2020 CCNP investor also received 200,000 FLAG private warrants as part of the merger consideration at the Closing.

9. Convertible Preferred Stock, Common Stock and Stockholders’ Deficit

Convertible Preferred Stock

Pursuant to the Third Amended and Restated Articles of Incorporation filed on June 16, 2023 (“the Third Amended Articles”), Calidi is authorized to issue a total of 40,000,000 shares of preferred stock, par value $0.0001 per share.

The authorized, issued and outstanding shares and other information related to Calidi’s Convertible Preferred Stock is presented below as follows (in thousands, except share amounts):

	June 30, 2023
	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
Founders	10,500,000	10,402,285	$2,080	$1,354
Series A-1	5,000,000	4,316,400	4,316	3,871
Series A-2	4,000,000	2,544,883	4,454	4,376

Total convertible preferred stock presented outside of permanent equity	19,500,000	17,263,568	$10,850	$9,601

Series B	1,000,000	205,999	—	7,632

Total convertible preferred stock classified as a liability	1,000,000	205,999	$—	$7,632

In connection with the closing of the FLAG Merger on September 12, 2023, all Convertible Preferred Stock, including the Series B Convertible Preferred stock classified as a liability which were completed as to the Series B financing, were converted to Calidi common stock pursuant to the conversion provisions and are no longer outstanding as of that date (see Note 14).

	December 31, 2022
	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
Founders	10,500,000	10,402,285	$2,080	$1,354
Series A-1	5,000,000	4,316,400	4,316	3,871
Series A-2	4,000,000	2,544,883	4,454	4,376

	19,500,000	17,263,568	$10,850	$9,601

Dividends

There is no stated per annum dividend rate within the Convertible Preferred Stock agreements. When or if a dividend is declared by the board of directors, the holders of the outstanding shares of Convertible Preferred Stock are entitled to first receive a dividend at least equal to the dividend payable on common stock as if all Convertible Preferred Stock had been converted to common stock. Since inception and through the date of this Report, no cash dividends have been declared or accrued.

Liquidation preferences

In the event of any liquidation or deemed liquidation event such as dissolution, winding up, or loss of control, either voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds to the holders of common stock, an amount equal to the Convertible Preferred Stock original issue price plus any declared and unpaid dividend or such amount per share were the Convertible Preferred Stock be converted into common stock. Liquidation payments to the holders of Convertible Preferred Stock have priority and are made in preference to any payments to the holders of common stock. The liquidation preferences as of June 30, 2023 and December 31, 2022 are reported above.

Voting rights

The holder of each share of Convertible Preferred Stock is entitled to one vote for each share of common stock into which it would convert.

At any time when at least 25% of the initially issued shares of the Founders convertible preferred stock remain outstanding, approval of a majority of the Founders convertible preferred stock is required for certain matters, as defined in the Amended Articles, such as (a) amending Calidi’s Certificate of Incorporation which alter the terms of the Founders convertible preferred stock in an adverse manner, (b) an increase or decrease the authorized numbers of shares of any stock, (c) the authorization or creation any new class of stock that are senior to the existing Convertible Preferred Stock, (d) the redemption or repurchase of any shares of stock, (e) the declaration or payment any dividend or otherwise make a distribution to shareholders, (f) the increase or decrease the number of directors of Calidi, or (g) the consent, agree or commit to a liquidation or deemed liquidation event.

Conversion

The shares of Convertible Preferred Stock are convertible into one share of common stock at any time, at the option of the holder, subject to certain antidilutive adjustments, including stock splits, combinations, common stock dividends and distributions, reclassification, recapitalization, merger, and consolidation. The conversion ratio is equal the original issuance price of the respective preferred shares which is $0.20 for Founders convertible preferred stock, $1.00 for Series A-1 convertible preferred stock and $1.75 for Series A-2 convertible preferred stock.

All of the Convertible Preferred Stock shares would automatically convert into the number of shares of common stock determined in accordance with the conversion rate upon any of the following: (a) by vote or written consent of a majority of the holders of the outstanding Convertible Preferred Stock or (b) upon the closing of an initial public offering.

Calidi evaluated whether the Convertible Preferred Stocks embedded optional and automatic conversion features represented a BCF in accordance with ASC 470-20 and determined that the optional conversion features were not beneficial to the holder at the time of the Convertible Preferred Stocks respective original issuance dates. In addition, the automatic conversion features which are contingent upon on the occurrence of a future event resulted in contingent BCFs at the Convertible Preferred Stock issuance dates, however, in accordance with ASC 470-20, a contingent BCF is not recognized until the contingency is resolved. See Note 2 regarding the impact of adoption of ASU 2020-06 on January 1, 2021.

Series B Convertible Preferred Stock – liability classified

On June 16, 2023, Calidi entered into a Securities Purchase Agreement (“SPA”) with a Jackson Investment Group LLC (“JIG”), an investor in FLAG, and Calidi Cure LLC (“Calidi Cure”) an entity that is solely managed and operated by Allan J. Camaisa, for an aggregate purchase of 1,000,000 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) at a stated price of $25.00 per share, for a total commitment of $25.0 million. JIG has committed to purchasing $12.5 million (or 500,000 shares) of Series B Preferred Stock and Calidi Cure has committed to purchasing the remaining $12.5 million (or 500,000 shares) of Series B Preferred Stock, which may be funded by multiple investors in Calidi Cure as a consortium. Upon signing of the SPA, JIG funded and purchased 199,999 shares of Series B Preferred stock for an initial investment of $5.0 million (“JIG Tranche 1”) and, conditioned on the Closing of the business combination with FLAG no later than September 14, 2023, is committed to purchase the remaining 300,001 shares of Series B Preferred Stock for $7.5 million (“JIG Tranche 2”). Calidi Cure has committed to purchasing 199,999 shares of Series B Preferred Stock for $5.0 million no later than September 1, 2023 (“Calidi Cure Tranche 1”) and conditioned on the Closing of the business combination with FLAG and JIG’s purchase of shares pursuant to JIG Tranche 2, has committed to purchase the remaining 300,001 shares of Series B Preferred Stock for $7.5 million (“Calidi Cure Tranche 2”). The Calidi Cure commitments are personally guaranteed by Mr. Camaisa.

Calidi evaluated the accounting implications of the Series B Preferred Stock financing as of and for the six months ended June 30, 2023. As of June 30, 2023, only the $5 million JIG Tranche 1 and $150,000 of Calidi Cure’s purchase commitment were funded. Based on Calidi’s analysis, as of June 30, 2023, the Series B Preferred Stock Initial Closing (JIG Tranche 1) and Calidi Cure $150,000 were classified as a liability under ASC 480-10-25-14, with any changes being recorded in the consolidated statements of operations. Calidi recorded a day 1 loss of approximately $2.4 million recorded on the issuance date. The entire day 1 loss and the change in fair value as of June 30, 2023, was recorded in Calidi’s unaudited condensed consolidated statements of operations included in change in fair value of debt and other liabilities – related party. Calidi then recorded a mark to market adjustment to June 30, 2023 resulting in a $0.1 million loss from change in fair value from June 20, 2023 (issuance date) to June 30, 2023, change in fair value of debt and other liabilities – related party. Further, as consideration for the Series B Preferred Stock financing, Calidi recorded a financing cost of $2.7 million for the six months ended June 30, 2023, included in Calidi’s other income and expenses, net, presented within the unaudited condensed consolidated statements of operations labeled Series B preferred stock financing costs – related party.

The holders of the Series B Preferred Stock shall have liquidation, deemed liquidation, voting, dividend and other rights on terms substantially similar to Convertible Preferred Stock described above, except the Series B Preferred Stock is junior in rank to the Convertible Preferred Stock.

At any time after the date of issuance, any holder of the Series B Preferred Stock shall have the right by written election to Calidi to convert all or any portion of the outstanding shares, along with accrued dividends, if any, into an aggregate number of shares of Calidi common stock by (i) multiplying the number of shares of Series B Preferred Stock to be converted by the $25.00 per share liquidation value thereof, and (ii) dividing the result by the conversion price in effect immediately prior to such conversion defined as follows. The conversion price per share for JIG’s Tranche 1 and Tranche 2 investments shall be determined based on a Calidi valuation of

$180.0 million divided by the number of Calidi’s fully diluted shares as of the date of, and defined in, the SPA (“JIG Conversion Price”). The conversion price per share for Calidi Cure’s Tranche 1 and Tranche 2 investments shall be determined based on a Calidi valuation of $200.0 million divided by the number of Calidi’s fully diluted shares as of the date of, and defined in, the SPA (“Calidi Cure Conversion Price”).

All shares of Series B Preferred Stock outstanding shall automatically convert to shares of Calidi common stock based on the applicable conversion prices described above in the earlier to occur of the following: i) the Closing of the business combination or a qualified public offering by Calidi, or ii) on June 30, 2025. A qualified public offering shall occur upon the sale and firm commitment in an underwritten public offering in which Calidi sells at least $10.0 million at a price per share equal to or greater than the Conversion Price defined above respectively which was sold to the public and listed on a national securities exchange.

In the event that the business combination is not completed by September 14, 2023, JIG has a contingent put option on the JIG Tranche 1 investment, upon written notice to Calidi, to demand a repayment of invested principal amount plus 10%, or $5.5 million (the “Repurchase Price”), from Calidi. The contingent put option expires on December 31, 2023. If upon written notice from JIG to exercise the put option, Calidi is unable to or has not paid JIG the Repurchase Price, then JIG may demand such payment, by written notice from Mr. Camaisa individually. In the event of a default and failure to pay the Repurchase Price by Calidi and Mr. Camaisa in accordance with the SPA, then JIG, at its sole election, may convert the Series B Preferred Stock acquired in JIG Tranche 1 into shares of Calidi common stock at a then Calidi valuation of $5.0 million divided by the number of Calidi’s fully diluted shares, as defined. Alternatively, if the business combination is not completed by September 14, 2023, or is otherwise terminated, then all holders of Series B Preferred Stock, at their election, may convert all or part of the Series B Preferred Stock on a conversion price based upon a Calidi valuation of $50.0 million divided by the number of Calidi’s fully diluted shares, as defined.

In the event that the business combination is completed on or before September 14, 2023 and JIG has funded JIG Tranche 2, but Calidi Cure has not fulfilled its commitment to purchase $12.5 million shares of Series B Preferred Stock discussed above, then within 60 days written notice provided by JIG to Mr. Camaisa individually, Mr. Camaisa has agreed to purchase from JIG all of the Series B Preferred Stock purchased by JIG in the SPA for a purchase price of $12.5 million.

As an incentive to purchase the Series B Preferred Stock in June 2023, JIG and to Calidi Cure received 255,987 and 1,500 shares of FLAG Class B Common Stock, respectively, valued at an aggregate of $2.7 million which was recorded as financing cost included in other expenses in the unaudited statements of operations for the six months ended June 30, 2023 (see Note 14).

In connection with the closing of the FLAG Merger on September 12, 2023, all Convertible Preferred Stock, including the Series B Convertible Preferred stock classified as a liability which were completed as to the Series B financing, were converted to Calidi common stock pursuant to the conversion provisions and are no longer outstanding as of that date (see Note 14).

Common Stock

Pursuant to the Third Amended Articles, Calidi is authorized to issue 120,000,000 shares of common stock, par value $0.0001 per share, of which 21,150,095 and 20,622,204 shares were issued and outstanding as of June 30, 2023 and December 31, 2022, respectively. Since inception to date, no dividends have been declared or paid. Issuance costs related to common stock issuances during all periods presented were immaterial.

During the six months ended June 30, 2023, Calidi issued 425,001 shares of common stock from exercises of stock options (see Note 10), 102,889 shares of common stock in lieu of cash interest in conjunction with certain term note agreements (see Note 7). During the six months ended June 30, 2022, Calidi issued 263,646 shares of common stock from exercises of stock options (see Note 10) and 131,000 shares of common stock related for certain services in lieu of cash.

As of June 30, 2023, common stock reserved for future issuance consisted of the following:

Conversion of convertible preferred stock	19,277,355
Common stock warrants outstanding	4,050,000

Conversion of convertible notes payable	480,857
Common stock options issued and outstanding	23,487,117
Shares available for future issuance under the 2019 Equity Incentive Plan	1,224,237

48,519,566

In connection with the closing of the FLAG Merger on September 12, 2023, all Calidi Common Stock, including all convertible common equivalents were exchanged for New Calidi Common Stock (see Note 14).

Warrants

2021 Term Note Warrants

In connection with the 2021 Term Notes Payable financings discussed in Note 7, Calidi issued warrants to purchase 1,000,000 shares of common stock at an exercise price of $1.00 per share (“2021 Term Note Warrants”). The 2021 Term Note Warrants shall terminate and expire upon the earliest to occur of the following: i) on the tenth anniversary of the issuance date or ii) a completion of an IPO under the Securities Act of 1933 or consummation of a deemed liquidation event as defined in the Amended Articles. The Note Warrants are classified as equity in accordance with ASC 815. Calidi has elected to measure the 2021 Term Notes Payable using the fair value option under ASC 825 discussed in Notes 2 and 5. Accordingly, Calidi allocated the proceeds from the 2021 Term Notes Payable to the associated 2021 Term Note Warrants based on the residual method of allocation prescribed by ASC 815. This resulted in approximately $22,000 of residual value being allocated to the 2021 Term Note Warrants with a corresponding increase to additional paid in capital on date of issuance.

In connection with the closing of the FLAG Merger on September 12, 2023, all 2021 Term Note Warrants were cashless exercised into 900,000 shares of Calidi common stock and exchanged for New Calidi Common Stock (see Note 14).

2020 Term Note Warrants

In connection with the 2020 Term Notes Payable financings discussed in Note 7, Calidi issued warrants to purchase 1,050,000 shares of common stock at an exercise price of $1.00 per share (“2020 Term Note Warrants”). The 2020 Term Note Warrants shall terminate and expire upon the earliest to occur of the following: i) on the tenth anniversary of the issuance date or ii) a completion of an IPO under the Securities Act of 1933 or consummation of a deemed liquidation event as defined in the Amended Articles. The 2020 Note Warrants are classified as equity in accordance with ASC 815. Calidi has elected to measure the 2020 Term Notes Payable using the fair value option under ASC 825 discussed in Notes 2 and 7. Accordingly, Calidi allocated the proceeds from the 2020 Term Notes Payable to the associated 2020 Term Note Warrants based on the residual method of allocation prescribed by ASC 815. This resulted in approximately $63,000 of residual value being allocated to the 2020 Term Note Warrants with a corresponding increase to additional paid in capital on date of issuance.

In connection with the closing of the FLAG Merger on September 12, 2023, all 2020 Term Note Warrants were cashless exercised into 945,000 shares of Calidi common stock and exchanged for New Calidi Common Stock (see Note 14).

2020 LOC Warrants

In connection with the 2020 Line of Credit discussed in Note 7, Calidi issued warrants to purchase 2,000,000 shares of common stock at an exercise price of $1.00 per share (“2020 LOC Warrants”). The 2020 LOC Warrants have a termination provision and are equity classified similar to the provisions of 2020 Term Note Warrants. At the time of issuance, the fair value of the 2020 LOC Warrants was estimated to be $634,000 and recorded as a deferred financing fee with a corresponding increase to additional paid in capital. This amount was included within deferred financing fees and other noncurrent assets on the unaudited condensed consolidated balance sheet and is being amortized to interest expense in the unaudited condensed consolidated statements of operations over the term of the 2020 Line of Credit (see Note 7).

The estimated fair value of the 2020 LOC Warrants was determined using the Black-Scholes option pricing model which, among other factors, utilized key inputs such as the share price of the underlying common stock at the valuation date, the exercise price, the expected life of the 2020 LOC Warrants, which were estimated to be the at the future liquidity event that would result in the termination of the warrant, risk-free interest rates, expected dividends and expected volatility commensurate with the expected life. The determination of the 2020 LOC Warrants fair values is inherently uncertain and subjective and involves the application of valuation models and assumptions requiring the use of judgment. If Calidi had made different assumptions, its 2020 LOC Warrants fair values and the resulting financial statement impacts from those values may have been significantly different.

There were no warrants issued during the six months ended June 30, 2023. As of June 30, 2023 and December 31, 2022, there was an aggregate of 4,050,000 warrants issued and outstanding with a weighted average exercise price of $1.00 per share and weighted average remaining contractual life (in years) of 7.62 and 7.87, respectively.

In connection with the closing of the FLAG Merger on September 12, 2023, all 2020 LOC Warrants were cashless exercised into 1,800,000 shares of Calidi common stock and exchanged for New Calidi Common Stock (see Note 14).

The following table summarizes Calidi’s aggregate warrant activity for the six months ended June 30, 2023.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2023	4,050,000	$1.00	7.87
Issued	—	—	—
Exercised	—	—	—
Cancelled	—	—	—

Outstanding at June 30, 2023	4,050,000	$1.00	7.37

10. Stock-Based Compensation

Equity Incentive Plans

Prior to January 1, 2019, Calidi had adopted the 2016 Stock Option Plan (the “2016 Plan”) under which Calidi was authorized to grant stock options, restricted stock, a stock appreciation right, or a restricted stock unit award. In June 2019, Calidi reincorporated in Nevada and adopted the 2019 Equity Incentive Plan (the “2019 Plan”) to replace the 2016 Plan. Other than the change of plan name and incorporation state, all the terms of the 2016 Plan were carried over into the 2019 Plan. In adopting the 2019 Plan, Calidi terminated the 2016 Plan and may no longer grant any additional stock options or sell any stock under restricted stock purchase agreements under the 2016 Plan; however, stock options issued under the 2016 Plan will continue to be in effect in accordance with their terms and the terms of the 2019 Plan, which are substantially the same terms as the 2016 Plan, until the exercise or expiration of the individual options awards.

The 2019 Plan reserved the right for the Board of Directors as the administrator of the plans (the “Administrator”) to issue up to up to 25,500,000, as amended in May 2022, including stock options (“Options”), restricted stock awards (“Restricted Stock”), dividend equivalents award, a stock payment award, restricted stock units (“RSUs”) or stock appreciation rights (“SARs”), (collectively “Awards”), according to its discretion. Awards may be granted under the 2019 Plan to Calidi employees, directors, and consultants. To date, however, the Administrator has not issued any Restricted Stock, RSUs, dividend equivalents awards, stock payment awards or SARs. Options remain as the sole outstanding type of award under both Plans.

Awards may vest and thereby become exercisable or have restrictions on forfeiture lapse on the date of grant or in periodic installments or upon the attainment of performance goals, or upon the occurrence of specified events depending on the Administrator’s discretion. The Administrator has broad authority to determine the terms and conditions of any Award granted pursuant to the 2019 Plan including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof as the Administrator, in its sole discretion may determine.

No Awards may be granted under the 2019 Plan with a term of more than ten years and no Awards granted may be exercised after the expiration of ten years from the date of grant.

Stock Options

Options granted under the 2019 Plan may be either “incentive stock options” within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or “non-qualified” stock options that do not qualify incentive stock options. Incentive stock options may be granted only to Calidi employees and employees of domestic subsidiaries, as applicable. The exercise price of stock options shall be equal to or greater than the fair market value of Calidi common stock on the date the option is granted. In the case of an optionee who, at the time of grant, owns more than 10% of the combined voting power of all classes of Calidi stock, the exercise price of any incentive stock option must be at least 110% of the fair market value of the common stock on the grant date, and the term of the option may be no longer than five years. The aggregate fair market value of common stock (determined as of the grant date of the option) with respect to which incentive stock options become exercisable for the first time by an optionee in any calendar year may not exceed $100,000, otherwise it will be classified as a Non-Qualified Stock Option.

The exercise price of an option may be payable in cash or in common stock, or in a combination of cash and common stock, or other legal consideration for the issuance of stock as the Board or Administrator may approve.

Generally, options vest over four years and will be exercisable only while the optionee remains an employee, director or consultant, or during the three months thereafter, but in the case of the termination of an employee, director, or consultant’s services due to death or disability, the period for exercising a vested option shall be extended to the earlier of twelve months after termination or the expiration date of the option. Certain option awards provide for accelerated vesting if there is a change in control as defined in the 2019 Plan.

Option awards activity

A summary of the 2019 Plan option activity and related information follows (in thousands except weighted average exercise price):

	Shares Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Balance at January 1, 2023	1,222	23,914	$1.11	$4,840

Option plan increase	—	—	$—	—
Options granted	(784)	784	$2.96	—
Options exercised	—	(425)	$1.00	—
Options forfeited or cancelled	786	(786)	$1.03	—

Balance at June 30, 2023	1,224	23,487	$1.06	$4,679

Exercisable at June 30, 2023		18,976	$0.78	$4,677

Additional information regarding Calidi’s outstanding stock options is summarized below:

	Options Outstanding at June 30, 2023
Exercise Prices	Number of Shares (in thousands)	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.20 – 0.25	9,649	3.67	$0.25
$0.75 – 1.00	8,359	6.97	$0.95
$1.01 – 1.67	1,322	8.25	$1.67
$2.96	4,157	9.09	$2.96

$0.20 – 2.96	23,487	7.29	$1.06

Calidi recorded stock-based compensation expense in the following categories on the accompanying consolidated statements of operations for the periods presented (in thousands):

	Six Months Ended June 30,
	2023	2022
Research and development	$596	$234
General and administrative	1,918	2,168

Total stock-based compensation expense	$2,514	$2,402

On January 18, 2023, the Board approved a repricing of approximately 3.5 million stock options previously granted at an exercise price of $3.86 per share to the current fair value of $2.96 per share pursuant to an updated valuation report. Six months ended June 30, 2023 includes a noncash compensation charge of approximately

$0.1 million in connection with this repricing. Six months ended June 30, 2022 includes a noncash compensation charge of approximately $0.7 million for certain stock options that were accelerated as to vesting in connection with employment agreements entered into or amended with certain executives. The stock option repricing and the acceleration of vesting were accounted for as a modification under ASC 718.

As of June 30, 2023, the total unamortized stock-based compensation expense related to stock options was approximately $9.8 million expected to be amortized over an estimated weighted average life of 2.6 years. The weighted-average estimated fair value of stock options with service-conditions granted during the six months ended June 30, 2023 and 2022 was $2.23 and $2.85 per share, respectively, using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Six Months Ended June 30,
	2023	2022
Expected life (in years)	5.87	6.01
Risk-free interest rates	3.73%	1.86%
Volatility	89.34%	88.45%
Dividend yield	0.0%	0.0%

The determination of stock-based compensation is inherently uncertain and subjective and involves the application of valuation models and assumptions requiring the use of judgment. If Calidi had made different assumptions, its stock-based compensation expense and net loss for the six months ended June 30, 2023 and 2022 may have been significantly different.

Calidi does not recognize deferred income taxes for incentive stock option compensation expense and records a tax deduction only when a disqualified disposition has occurred.

In connection with the closing of the FLAG Merger on September 12, 2023, all stock options underlying the of the 2019 Plan were assumed by New Calidi at the appropriate conversion ratio and the legacy Calidi 2019 Plan was terminated (see Note 14).

11. Customer Contracts

On June 22, 2021, Calidi entered into a research collaboration agreement (the “Research Collaboration Agreement” or “Agreement No. 1”) with a customer (the “Customer”), to perform certain tests on three different grade stem cell lines with the purpose of exploring the in-vitro feasibility amplification potential of the Customer’s own oncolytic adenovirus in development. In consideration for Calidi’s services, the Customer paid Calidi a one-time upfront payment of $44,000 for those services.

On October 4, 2021, Calidi and the Customer entered into Amendment No. 1 of the Research Collaboration Agreement (“Amendment No. 1”) whereby Calidi agreed to perform certain in-vivo therapeutic efficacy tests of the Customer’s oncolytic adenovirus, as defined in Amendment No. 1. In consideration for Calidi’s services, the Customer agreed to pay $450,000, of which $225,000 was paid within ten days of the execution of Amendment No. 1 and the remaining $225,000 was paid within ten days of Calidi’s submission of a final report to the Customer, which was delivered and paid in January 2022.

Calidi analyzed Agreement No. 1 and Amendment No. 1 in accordance with ASC 808 and ASC 606 and concluded that the agreements represent customer relationship contracts measured under the scope of ASC 606 and accounted for Amendment No. 1 as a contract modification that qualified as a separate contract measured under the requirements of ASC 606.

The services under Agreement No. 1 required Calidi to deliver a cytotoxicity profile of the stem cell lines and the viral amplification data to the Customer, which represented one combined performance obligation. In consideration for Calidi’s services, the Customer paid Calidi a one-time upfront payment of $44,000, which was identified as the entire transaction price and allocated to the single combined performance obligation.

The services under Amendment No.1 required Calidi to deliver a final report consisting of the results of certain in-vivo therapeutic efficacy tests of the Customer’s oncolytic adenovirus, which also represented one performance obligation. Calidi recognizes revenue on its single performance obligation over the period during which the services are being performed for the Customer, which is the generation of data provided to the Customer as the work progressed on multiple in-vivo therapeutic efficacy tests for the Customer’s own oncolytic adenovirus. In consideration for Calidi’s services, the Customer agreed to pay Calidi a total of $450,000, which was identified as the entire transaction price and allocated to the single combined performance obligation.

Revenue related to the performance obligations was recognized over time as the services were performed, based on Calidi’s progress to satisfy the performance obligations. As of December 31, 2022, the contractual asset was offset by the scheduled billing and collection of the remaining $225,000 under Amendment No. 1. Accordingly, for the year ended December 31, 2022, the project under Amendment No. 1 was completed and Calidi recognized the remaining $45,000 of service revenues in that period.

12. Income Taxes

The provision for income taxes for interim periods is determined using an estimated annual effective tax rate in accordance with ASC 740-270, Income Taxes, Interim Reporting. The effective tax rate may be subject to fluctuations during the year as new information is obtained, which may affect the assumptions used to estimate the annual effective tax rate, including factors such as valuation allowances against deferred tax assets, the recognition or de-recognition of tax benefits related to uncertain tax positions, if any, and changes in or the interpretation of tax laws in jurisdictions where Calidi conducts business.

For the six months ended June 30, 2023 and 2022, Calidi did not record any federal or state income tax provision or benefit due to net losses incurred for all periods presented. Calidi’s net deferred tax assets generated mainly from net operating losses are fully offset by a valuation allowance as Calidi believes it is not more likely than not that the benefit will be realized. StemVac’s income tax provision in Germany for all periods presented was insignificant.

13. Commitments and Contingencies

Operating and financing leases

On October 10, 2022, Calidi entered into an Office Lease Agreement (the “San Diego Lease”) of a building containing 15,197 square feet of rentable space located in San Diego, California (the “Premises”) that will serve as Calidi’s new principal executive and administrative offices and laboratory facility. Calidi completed constructing tenant improvements at the Premises on February 27, 2023, and moved into the Premises by end of March 2023.

To secure and execute the San Diego Lease, Mr. Allan Camaisa provided a personal Guaranty of Lease of up to $900,000 (the “Guaranty”) to the lessor for Calidi’s future performance under the San Diego Lease agreement. As consideration for the Guaranty, Calidi agreed to pay Mr. Camaisa 10% of the Guaranty amount for the first year of the San Diego Lease, and 5% per annum of the Guaranty amount thereafter through the life of the lease, with all amounts accrued and payable at the termination of the San Diego Lease or release of Mr. Camaisa from the Guaranty by the lessor, whichever occurs first.

The San Diego Lease has an initial term of 48 calendar months, from the first day of the first full month following which the “Commencement Date” occurs (the “Term”), which was March 1, 2023.

Beginning on the Commencement Date, Calidi pays base monthly rent in the amount of $107,899 during the first 12 months of the Term, plus a management fee equal to 3.0% of base rent. Base monthly rent will increase annually, over the base monthly rent then in effect, by 3.0%.

In addition to base monthly rent and management fees, Calidi will pay in monthly installments its share of (a) all costs and expenses, other than certain excluded expenses, incurred by the lessor in each calendar year in connection with operating, maintaining, repairing (including replacements if repairs are not feasible or would not be effective) and managing the Premises and the building in which the Premises are located (“Expenses”), and (b) all real estate taxes and assessments on the Premises and the building in which the Premises are located, all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Premises (“Taxes”).

Upon execution of the San Diego Lease, Calidi provided the lessor a payment of $133,582 as first month base rent and prepaid operating expenses, and a letter of credit in the amount of $117,904 issued by a bank in the name of the lessor. To obtain the letter of credit, Calidi has provided the issuing bank with a restricted cash deposit that the bank will hold to cover its obligation to pay any draws on the letter of credit by the lessor. The restricted cash may not be used for any other purpose (see Note 2). The prepaid rent was included in the initial accounting of the San Diego Lease in accordance with operating leases under ASC 842, as presented in the tables below.

On April 1, 2022, StemVac entered into an office lease which includes laboratory space which expires on June 30, 2027, with monthly payments of 4,047 Euros per month.

Operating lease expense recognized during the six months ended June 30, 2023 and 2022 in accordance with ASC 842 was approximately $855,000 and $289,000, respectively.

Calidi is also party to certain financing leases for machinery and equipment (see Note 5).

The following table presents supplemental cash flow information related to operating and financing leases for the periods presented (in thousands):

Cash paid for amounts included in the measurement of lease liabilities:	Six Months Ended June 30,
	2023	2022
Operating cash flows from operating leases	$1,005	$317
Operating cash flows from financing leases	36	41
Financing cash flows from financing leases	9	7
Right-of-use assets obtained in exchange for new lease liabilities:
Operating lease	$4,714	$223

The following table presents supplemental balance sheet information related to operating and financing leases as of June 30, 2023 (in thousands, except lease term and discount rate):

Operating leases
Right-of-use assets, net	$4,576	$216

Right-of-use lease liabilities, current	$956	$42
Right-of-use lease liabilities, noncurrent	3,546	173

Total operating lease liabilities	$4,502	$215

Financing Leases
Machinery and equipment, gross	$423	$281
Accumulated depreciation	(211)	(140)

Machinery and equipment, net	$212	$141

Current liabilities	$70	$50
Noncurrent liabilities	110	76

Total financing lease liabilities	$180	$126

Weighted average remaining lease term
Operating leases	3.7 years	4.7 years
Financing leases	3.1 years	3.3 years

Weighted average discount rate
Operating leases	11.8%	5.9%
Financing leases	8.7%	13.7%

The following table presents future minimum lease commitments as of June 30, 2023 (in thousands):

	Operating Leases	Financing Leases
Year Ending December 31,
2023 (July – December)	$695	$43
2024	1,422	65
2025	1,461	44
2026 and thereafter	1,984	48

Total minimum lease payments	5,562	200
Less: amounts representing interest	(1,060)	(20)

Present value of net minimum lease payments	$4,502	$180

Litigation — General

Calidi is subject to various claims and contingencies in the ordinary course of its business, including those related to litigation, business transactions, employee-related matters, and other matters. At each reporting date, Calidi evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, Calidi will record a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, Calidi discloses the claim if the likelihood of a potential loss is reasonably possible, and the amount involved could be material. Calidi expenses the costs related to legal proceedings as incurred. See Note 4 and the other legal matters discussed below. Other than the matter discussed below, Calidi is not currently party to any material legal proceedings.

Legal proceedings

Terminated Physician Agreement Matter

On July 19, 2016, Calidi entered into a Partnership Agreement between certain physicians (the “Physicians”, as one of the “partners”) and Calidi for the Physicians to provide certain services to Calidi. In connection with the Partnership Agreement, Calidi granted the Physicians stock options as consideration for those services pursuant to Calidi’s Equity Incentive Plan (the “Plan”). The Partnership Agreement was deemed terminated on March 21, 2018. Pursuant to the terms of the stock option agreements and the Plan, the Physicians had three months from the termination date to exercise their vested stock options before those options would automatically expire and cancel unexercised, while all unvested stock options are forfeited immediately on the termination date. The Physicians did not elect to exercise any of their vested options thereby resulting in full cancellation of those options in accordance with the Plan.

On March 14, 2022, the Physicians filed a lawsuit against Calidi in San Diego Superior Court, seeking, among other claims, declaratory relief and claiming that the stock options granted to them pursuant to the Partnership Agreement, have not expired and remain exercisable by the Physicians. The Physicians are claiming 3,000,000 in vested stock options to be valid and exercisable, even though the Physicians have not provided any services to Calidi since the March 2018 termination date.

On December 6, 2022, Calidi and the Physicians participated in mediation in San Diego, California. In order to attempt to settle all claims and avoid a costly trial, Calidi offered the Physicians 50,000 shares of Calidi common stock valued at $3.86 per share and 100,000 options to purchase Calidi common stock at an exercise price of $3.86 per share in full settlement of the claims. As of December 31, 2022, Calidi estimated this offer of settlement to be valued at approximately $207,000 and all settleable in noncash consideration, which was rejected. At the mediation, the Physicians were demanding 1 million options to purchase Calidi common stock at 25 cents per share, 1 million options to purchase Calidi common stock at $3.86 per share, plus 250,000 shares of Calidi common stock, which amounts to an aggregate claims value of approximately $5.0 million as of December 31, 2022. The mediation was terminated without settlement and Calidi is planning to go to trial with a preliminary trial date set for March 8, 2024 in San Diego Superior Court. On March 24, 2023, Calidi initiated an arbitration proceeding with the American Health Lawyers Association seeking declaratory relief under Delaware law, specifically to determine that the Partnership Agreement was terminated in 2018, which is not a matter before the San Diego Superior Court. The arbitration was stayed by the Superior Court, pending the related civil action. Based on the stay, Calidi has moved for a judgment on the pleadings to be heard in January 2024. An arbitration date has not yet been set and there is no assurance that Calidi will prevail in the motion or in the arbitration.

While Calidi is unable to provide any assurances as to the ultimate outcome of this matter, Calidi believes the allegations in the Physician’s complaint are without merit, and Calidi intends to vigorously defend against them. Although it is reasonably possible that the range of loss on this matter may be estimated to be between approximately $0.2 million and $4.9 million in a settlement based on the value of Calidi common stock as of June 30, 2023, Calidi believes that the proposed offer estimate of $0.2 million is the amount that is probable and estimable and has accrued this amount as of June 30, 2023, included in accrued expenses and other current liabilities. Calidi is currently unable to estimate the costs and timing of litigation, if any, including any potential damages in excess of the amounts accrued if the Physicians were to prevail on the claims.

Tax Filings

Calidi tax filings are subject to audit by taxing authorities in jurisdictions where it conducts business. These audits may result in assessments of additional taxes that are subsequently resolved with the authorities or potentially through the courts. Management believes Calidi has adequately provided for any ultimate amounts that are likely to result from these audits; however, final assessments, if any, could be significantly different than the amounts recorded in the unaudited condensed consolidated financial statements.

Employment Contracts

Calidi has entered into employment and severance benefit contracts with certain executive officers and other employees. Under the provisions of the contracts, Calidi may be required to incur severance obligations for matters relating to changes in control, as defined, and certain terminations of those executives and employees. As of June 30, 2023 and December 31, 2022, Calidi had not accrued any such benefits except for the severance accrual for Mr. Ng (see Note 6).

Manufacturing and other supplier contracts

Calidi has entered into certain manufacturing and other supplier agreements with vendors principally for manufacturing drug product for clinical trials and continued development of the CLD-101 and CLD-201 programs, amounting to approximately $6.2 million in aggregate commitments, of which 2.3 million are denominated in Australian dollars (approximately $1.5 million) and 0.8 million are denominated in Euros (approximately $0.8 million) as of June 30, 2023.

As of June 30, 2023, Calidi had incurred approximately $3.8 million under these various agreements included in accounts payable and accrued expenses and other current liabilities and expects to incur the remaining amount in 2023.

License Agreements with City of Hope and the University of Chicago

On June 7, 2021, Calidi entered into a License Agreement with Northwestern University (“Northwestern”) (the “Northwestern Agreement”) for the exclusive commercialization rights to the investigational new drug (“IND”) and data generated from Northwestern’s phase 1 clinical trial treating brain tumor patients with an engineered oncolytic adenovirus delivered by neural stem cells (“NSC-CRAd-S-pk7”). Under the Northwestern

Agreement, among other rights, Northwestern granted to Calidi a worldwide, twelve-year exclusivity for the commercial development of NSC-CRAd-S-pk7 or other oncolytic viruses for therapeutic and preventive uses in oncology and a right of reference to Northwestern’s IND application which relates to the treatment of newly diagnosed HGG.

Pursuant to the Northwestern Agreement, Calidi agreed to a best-efforts commitment to fund up to $10 million towards a phase 2 clinical trial of NSC-CRAd-S-pk7 or other oncolytic viruses. Subject to the terms and conditions of the Northwestern Agreement, Northwestern may become entitled to receive contingent payments from Calidi based on, if any (i) sublicense royalty payments of double-digit percentage for any sublicensing revenue that Calidi earns and, (ii) in the event of an assignment or transfer of licensed data, with the consent of Northwestern, a small percentage of the fair market value of any consideration received.

On October 14, 2021, Calidi entered into a Material License Agreement with Northwestern to license the NSC-CRAd-S-pk7 oncolytic virus materials which Calidi intends to use to continue advancing its research, development and commercialization efforts of the NNV1 and NNV2 programs.

As of the date of issuance of these unaudited condensed consolidated financial statements, it is not probable that Calidi will make these payments, if any at all. Calidi will record the contingent payments if and when they become payable, in accordance with the applicable guidance.

License Agreement with City of Hope and the University of Chicago

On July 22, 2021, Calidi entered into an Exclusive License Agreement with City of Hope (“COH”) and the University of Chicago (the “City of Hope Agreement”) for patents covering cancer therapies using an oncolytic adenovirus in combination with a clinical grade allogeneic neural stem cell line for recurrent HGG. Pursuant to the City of Hope Agreement, COH transferred its IND to Calidi for the commercial development of a licensed product, as defined in the City of Hope Agreement. This agreement grants to Calidi commercial exclusivity in using neural stem cells with the adenovirus known as CRAd-S-pk7 for oncolytic virotherapy.

The City of Hope Agreement provides for Calidi to pay royalties in low single digit percentage of net sales generated for any product of the licensed patents for specific periods, and to pay up to $18.7 million if certain milestones are achieved during the clinical trials and post commercialization of the licensed product.

As of the date of the issuance of these consolidated financial statements, it is not probable that Calidi will make these payments. Calidi will record the contingent payments if and when they become payable, in accordance with the applicable guidance.

Indemnification

In the normal course of business, Calidi may provide indemnification of varying scope under Calidi’s agreements with other companies or consultants, typically Calidi’s clinical research organizations, investigators, clinical sites, suppliers and others. Pursuant to these agreements, Calidi will generally agree to indemnify, hold harmless, and reimburse the indemnified parties for losses and expenses suffered or incurred by the indemnified parties arising from claims of third parties. Indemnification provisions could also cover third party infringement claims with respect to patent rights, copyrights, or other intellectual property pertaining to Calidi. Calidi’s office and laboratory facility leases also will generally contain indemnification obligations, including obligations for indemnification of the lessor for environmental law matters and injuries to persons or property of others, arising from Calidi’s use or occupancy of the leased property. The term of these indemnification agreements will generally continue in effect after the termination or expiration of the particular research, development, services, lease, or other agreement to which they relate. The potential future payments Calidi could be required to make under these indemnification agreements will generally not be subject to any specified maximum amounts. Historically, Calidi has not been subject to any claims or demands for indemnification. Calidi also maintains various liability insurance policies that limit Calidi’s financial exposure. As a result, Calidi management believes that the fair value of these indemnification agreements is minimal. Accordingly, Calidi has not recorded any liabilities for these agreements as of June 30, 2023 and December 31, 2022.

Separation Agreement with Chief Operating Officer and President

On June 23, 2023, Calidi entered into a Separation and Release Agreement (“Separation Agreement”) with George Ng, Chief Operating Officer and President, effective on that date. In accordance with the provisions of the Separation Agreement, Calidi will pay Mr. Ng in the amount of $450,000 payable in a lump sum due one year after the effective date, and in the event that this amount is not paid when due, the unpaid amount will accrue interest at the rate of 8.0% per annum to be paid no later than the two year anniversary of the effective date. Calidi will also pay for certain benefits, including healthcare for six months following the effective date.

Mr. Ng also agreed to convert approximately $166,000 due to him for a contingent bonus and certain prior consulting services into a SAFE agreement with terms substantially similar to the 2023 SAFEs discussed in Note 8 (see Note 14).

Mr. Ng will continue to serve as a director on the Calidi board and an advisor with continued vesting of Mr. Ng’s previously granted stock options pursuant to the terms of the Calidi equity incentive plan.

14. Subsequent Events

Calidi has completed an evaluation of all subsequent events after the unaudited condensed consolidated balance sheet date of June 30, 2023 and through September 18, 2023, the date the unaudited condensed consolidated financial statements were available to be issued. Other than the events disclosed below, and within the other notes to the unaudited condensed consolidated financial statements, Calidi has determined that there are no other material events to disclose.

The FLAG Merger and related transactions

On September 12, 2023, FLAG consummated a series of transactions that resulted in the merger of FLAG Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of FLAG (“Merger Sub”) and Calidi Biotherapeutics, Inc., a Nevada corporation pursuant to the Agreement and Plan of Merger, as amended, dated as of January 9, 2023. Pursuant to the terms of the Merger Agreement, the business combination was effected through the merger of Merger Sub with and into Calidi, with Calidi surviving such merger as a wholly-owned subsidiary of FLAG. Following the consummation of the business combination, FLAG was renamed “Calidi Biotherapeutics, Inc.”

As a result of the business combination, all outstanding stock of Calidi were cancelled in exchange for the right to receive newly issued shares of common stock of “New Calidi”, par value $0.0001 per share (“New Calidi Common Stock”), and all outstanding options to purchase Calidi stock were exchanged for options exercisable for newly issued shares of New Calidi Common Stock.

At the Closing, Calidi Security Holders own approximately 76% of the outstanding shares of New Calidi Common Stock.

The total consideration received by Calidi Security Holders at the Closing of the transactions by the Merger Agreement is the newly issued shares of Common Stock and securities convertible or exchangeable for newly issued shares of Common Stock with an aggregate value equal $250,000,000, plus an adjustment of $23,756,000 pursuant to the net debt adjustment provisions of the Merger Agreement by reason of the Series B Financing (the “Merger Consideration”), with each Calidi stockholder receiving for each share of Calidi common stock held (after giving effect to the exchange or conversion of all outstanding SAFEs, contingently convertible notes and Calidi preferred stock for shares of Calidi common stock and treating all vested in-the-money Calidi convertible securities (including, on a net exercise basis, all outstanding Calidi warrants and vested qualified Calidi stock options but excluding all vested non-qualified stock options) as if such securities had been exercised as of immediately prior to the Merger, but excluding all unvested Calidi stock options and any treasury stock) a number of shares of Common Stock equal to a conversion ratio of approximately 0.41. As a result, the Calidi security holders received an aggregate of 27,375,600 shares of New Calidi Common Stock as Merger Consideration.

As an additional consideration, each Calidi stockholder is entitled to earn, on a pro rata basis, up to 18,000,000 Escalation Shares. During the Escalation Period, Calidi Stockholders may be entitled to receive up to 18,000,000 Escalation Shares with incremental releases of 4,500,000 shares upon the achievement of each share price hurdle if the trading price of New Calidi Common Stock is $12.00, $14.00, $16.00 and $18.00, respectively, for a period of any 20 days within any 30-consecutive-day trading period. The Escalation Shares will be placed in escrow and will be outstanding from and after the Closing, subject to cancellation if the applicable price targets are not achieved. While in escrow, the shares will be non-voting.

Series B Convertible Preferred Stock – Remaining Tranches

In connection with the Closing as described in Note 9, JIG purchased the remaining 300,001 shares of Series B Preferred Stock for $7.4 million for JIG Tranche 2, net of fees and commissions, which, along with JIG Tranche1 that was funded in June 2023, all Series B Convertible Preferred Stock held by JIG was converted to Calidi common stock immediately prior to the Closing in accordance with the conversion provisions in the Series B Convertible Preferred Stock agreements. Furthermore, at the Closing, Calidi Cure purchased 500,000 shares of Series B Preferred Stock for $12.1 million, net of fees and commissions, comprising both Calidi Cure Tranche 1 and Calidi Cure Tranche 2 and all Series B Convertible Preferred Stock held by Calidi Cure was converted to Calidi common stock immediately prior to the Closing in accordance with the conversion provisions in the Series B Convertible Preferred Stock agreements.

In connection with JIG Tranche 2 and the Calidi Cure funding, the investors received 133,981 shares and 125,000 shares, respectively, of FLAG Class B Common Stock as an incentive to complete the Series B financing.

Forward Purchase Agreement

On August 28, 2023, and August 29, 2023, FLAG and Calidi entered into a forward purchase agreements (each a “Forward Purchase Agreement”, and together, the “Forward Purchase Agreement”) with each of Meteora Strategic Capital, LLC (“MSC”), Meteora Capital Partners, LP (“MCP”), Meteora Select Trading Opportunities Master, LP (“MSTO”), Great Point Capital LLC (“Great Point”), Funicular Funds, LP (“Funicular Funds”) and Marybeth Wootton (“Wootton”) (with each of MSC, MCP, MSTO, Great Point, Funicular, and Wootton, individually a “Seller”, and together, the “Sellers”) for an OTC Equity Prepaid Forward Transaction. For purposes of the Forward Purchase Agreement, FLAG is referred to as the “Counterparty” prior to the consummation of the business combination), while Calidi is referred to as the “Counterparty” after the consummation of the business combination. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreements, each Sellers intends to purchase up to a number of shares of Class A Common Stock, par value $0.0001 per share, of FLAG (“FLAG Class A Common Stock”) in the aggregate amount equal to up to 1,000,000, concurrently with the Closing pursuant to each Seller’s respective FPA Funding Amount PIPE Subscription Agreement, less, the number of FLAG Class A Common Stock purchased by each Seller separately from third parties through a broker in the open market (“Recycled Shares”).

The Forward Purchase Agreements provide that Sellers will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to the product of (i) the Number of Shares as set forth in each Pricing Date Notice and (ii) the redemption price per share as defined in Section 9.2(a) of FLAG’s Amended and Restated Certificate of Incorporation, as amended (the “Initial Price”) less (iii) an amount in USD equal to 0.50% of the product of (i) the Recycled Shares multiplied by (ii) the Initial Price paid by Seller to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount) (the “Prepayment Shortfall”).

The Counterparty will pay to Seller the Prepayment Amount required under the respective Forward Purchase Agreement directly from the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in the Counterparty’s initial public offering and the sale of private placement warrants (the “Trust Account”) no later than the earlier of (a) one business day after the Closing Date and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination, except that to the extent the Prepayment Amount payable to a Seller is to be paid from the purchase of Additional Shares by such Seller pursuant to the terms of its FPA Funding Amount PIPE Subscription Agreement, such amount will be netted against such proceeds, with such Seller being able to reduce the purchase price for the Additional Shares by the Prepayment Amount.

Following the Closing, the reset price (the “Reset Price”) will initially be $10.00; provided, however, that the Reset Price may be reduced immediately to any lower price at which the Counterparty sells, issues or grants any FLAG Class A Common

Stock or securities convertible or exchangeable into FLAG Class A Common Stock (excluding any secondary transfers) (a “Dilutive Offering”), then the Reset Price shall be modified to equal such reduced price as of such date.

From time to time and on any date following the Trade Date (any such date, an “OET Date”), Seller may, in its discretion, terminate its Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty (the “OET Notice”), by the later of (a) the fifth Local Business Day following the OET Date and (b) no later than the next Payment Date following the OET Date (which shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”)); provided that “Terminated Shares” includes only such quantity of Shares by which the Number of Shares is to be reduced and included in an OET Notice and does not include any other Share sales, Shortfall Sale Shares or sales of Shares that are designated as Shortfall Sales (which designation can be made only up to the amount of Shortfall Sale Proceeds), any Share Consideration sales or any other Shares, whether or not sold, which shares will not be included in any OET Notice when calculating the number of Terminated Shares. The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Counterparty shall be entitled to an amount from the Seller, and the Seller shall pay to the Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date, except that no such amount will be due to Counterparty upon any Shortfall Sale. The payment date may be changed within a quarter at the mutual agreement of the parties.

From time to time and on any date following the Trade Date (any such date, a “Shortfall Sale Date”) Seller may, in its absolute discretion, at any sales price, sell Shortfall Sale Shares, and in connection with such sales, Seller shall provide written notice to Counterparty (the “Shortfall Sale Notice”) no later than the later of (a) the fifth Local Business Day following the Shortfall Sales Date and (b) the first Payment Date after the Shortfall Sales Date, specifying the quantity of the Shortfall Sale Shares and the allocation of the Shortfall Sale Proceeds. Seller shall not have any Early Termination Obligation in connection with any Shortfall Sales. The Counterparty covenants and agrees for a period of at least sixty (60) Local Business Days (commencing on the Prepayment Date or if an earlier Registration Request is submitted by Seller on the Registration Statement Effective Date) not to issue, sell or offer or agree to sell any Shares, or securities or debt that is convertible, exercisable or exchangeable into Shares, including under any existing or future equity line of credit, until the Shortfall Sales equal the Prepayment Shortfall.

Unless and until the proceeds from Shortfall Sales equal 100% of the Prepayment Shortfall, in the event that the product of (x) the difference between (i) the number of Shares as specified in the Pricing Date Notice(s), less (ii) any Shortfall Sale Shares as of such measurement time, multiplied by (y) the VWAP Price, is less than (z) the difference between (i) the Prepayment Shortfall, less (ii) the proceeds from Shortfall Sales as of such measurement time (the “Shortfall Variance”), then the Counterparty, as liquidated damages in respect of such Shortfall Variance, at its option shall within five (5) Local Business Days either:

(A) Pay in cash an amount equal to the Shortfall Variance; or

(B) Issue and deliver to Seller such number of additional Shares that are equal to (1) the Shortfall Variance, divided by (2) 90% of the VWAP Price (the “Shortfall Variance Shares”).

The valuation date will be the earliest to occur of (a) 36 months after of the Closing Date, (b) the date specified by a Seller in a written notice to be delivered to the Counterparty at a Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (v) a Shortfall Variance Registration Failure, (w) a VWAP Trigger Event (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event and (c) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective) (the “Valuation Date”).

On the Cash Settlement Payment Date, which is the tenth business day following the last day of the valuation period commencing on the Valuation Date, a Seller shall pay the Counterparty a cash amount equal to either: (1) in the event that the Valuation Date is determined by clause (c) of the Valuation Date definition, a cash amount equal to (A) the Number of Shares as of the Valuation Date, multiplied by (2) the closing price of the Shares on the Exchange Business Day immediately preceding the Valuation Date, or (2) (A) the Number of Shares as of the Valuation Date less the number of Unregistered Shares, multiplied by (B) the volume-weighted daily VWAP Price over the Valuation Period less (3) if the Settlement Amount Adjustment is less than the cash amount to be paid, the Settlement Amount Adjustment. The Settlement Amount Adjustment is equal to (1) the Maximum Number of Shares as of the Valuation Date multiplied by (2) $2.00 per share, and the Settlement Amount Adjustment will be automatically netted from the Settlement Amount. If the Settlement Amount Adjustment exceeds the Settlement Amount, the Counterparty will pay the Seller in FLAG Class A Common Stock or, at the Counterparty’s election, in cash.

Seller has agreed to waive any redemption rights under FLAG’s Amended and Restated Certificate of Incorporation, as amended, with respect to any FLAG Class A Common Stock purchased through the FPA Funding Amount PIPE Subscription Agreement and any Recycled Shares in connection with the Business Combination, that would require redemption by FLAG of the Class A Common Stock. Such waiver may reduce the number of FLAG Class A Common Stock redeemed in connection with the Business Combination. The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination under the Securities Exchange Act of 1934, as amended.

During the 36-month term of the Forward Purchase Agreement, if the Sellers liquidate the 1,000,000 shares in the market above $10.00 per share, then Calidi will be entitled to receive up to $10.0 million in cash from the Sellers pursuant to the Forward Purchase Agreement. If the Sellers liquidate the shares below $10.00 per share, then Calidi will be entitled to the price sold less $2.00 per share, from the Sellers. No proceeds will be available to Calidi if the Forward Purchase Agreement shares are sold below $2.00 per share. The Forward Purchase Agreement may be terminated earlier by the Sellers if certain default events occur, including the stock price trading below defined thresholds for a defined period. In no event will Calidi be obligated to pay cash to the Sellers during the term of the Forward Purchase Agreement or at its expiration.

Forward Purchase Agreement Derivative Asset

The Forward Purchase Agreement discussed above is expected to be accounted for as a derivative asset under ASC 815 – Derivatives and Hedging.

The estimated fair value of the Forward Purchase Agreement at the closing of the Business Combination was estimated to be a $5.4 million asset with a corresponding amount recorded in equity at the Closing. The estimated fair value of the Forward Purchase Agreements was determined by using a Monte Carlo simulation valuation model, using a risk-neutral Geometric Brownian Motion (GBM) to simulate potential future stock price paths based on underlying stock price over the three-year period commensurate with the term of the agreement. The estimated fair value of the Forward Purchase Agreements at inception was determined using preliminary information available at that time of the agreements and may be subject to change based on all information available to Calidi.

There can be no assurance that any proceeds from the Sellers will be made to Calidi under the Forward Purchase Agreement.

New Money PIPE Subscription Agreement

On August 30, 2023, FLAG entered into a subscription agreement (the “New Money PIPE Subscription Agreement” and together with the FPA Funding Amount PIPE Subscription Agreements, the “PIPE Subscription Agreements”) with Wootton (the “New Money PIPE Investor”).

Pursuant to the New Money PIPE Subscription Agreement, the New Money PIPE Subscriber subscribed and purchased an aggregate of 132,817 shares of FLAG Class A Common Stock for aggregate gross proceeds of approximately $240,000 to Calidi at the Closing.

The New Money Pipe Investor had also participated in the Calidi Cure Series B Financing discussed above, which was completed at the Closing with aggregate proceeds of $360,000 to Calidi.

Non-Redemption Agreement

On August 28, 2023 and August 30, 2023, FLAG entered into non-redemption agreements (the “Non-Redemption Agreements”) with Sellers, pursuant to which Sellers agreed to reverse the redemption of 335,238 shares of FLAG Class A Common Stock.

At the Closing, Calidi received net cash proceeds from the Trust of approximately $1,760,000 in connection with the Non-Redemption Agreements. In consideration of the Seller’s role in structuring the various transactions described herein, including in connection with potential similar transactions with other investors, the Seller was entitled to 200,000 incentive shares of FLAG Class A Common Stock upon consummation of the Business Combination.

All of the Sellers in the Non-Redemption Agreements had also participated in the Calidi Cure Series B Financing discussed above, which was completed at the Closing with aggregate proceeds of $2,640,000 to Calidi.

Non-Redeeming Shareholders and Trust fund proceeds

Upon the consummation of the Business Combination, 2,687,351 FLAG public shares were redeemed for aggregate redemption payments of approximately $28.2 million from the Trust. The remaining approximate $15.0 million funds in the Trust were distributed as follows i) $12.5 million to the Seller investors pursuant to the Forward Purchase Agreements and Non-Redemption Agreements discussed above, ii) $1.8 million to Calidi in connection with the Non-Redemption Agreements discussed above, and iii) $0.7 million in cash to Calidi available in the Trust from non-redeeming shareholders.

Equity Line of Credit

FLAG and Calidi intend to execute a Common Stock Purchase Agreement (also referred to as the equity line of credit or “ELOC”) shortly after the Closing with a Common Stock Investor, to which all terms have been agreed to, pursuant to which Calidi has the right to sell to the Common Stock Investor up to $50,000,000 in shares of Class A Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement, including a registration statement to be filed with the Securities and Exchange Commission before the ELOC can be activated for use, if necessary. There can be no assurance that any funds from the ELOC will be available to Calidi in the future. New Calidi is committed to issuing Class A shares of common stock to the Common Stock Investor in an aggregate amount equal to $1,375,000, representing the Commitment Shares pursuant to the ELOC for the total commitment of up to $50 million by the Common Stock Investor.

Partial settlement, repayment, or deferral of certain term notes payable of Calidi

On September 12, 2023, in connection with the Closing of the FLAG Merger, Calidi entered into certain amendments with respect to the 2020 Term Notes Payable, the 2021 Term Note, the 2022 Term Notes Payable and the 2023 Term Notes Payable, which included certain related parties (see Notes 6 and 8), as discussed below.

The 2020 Term Note in principal amount of $450,000, a related party, plus accrued interest was deferred to November 1, 2023 and the remaining $50,000 plus accrued interest was paid at or shortly after the Closing.

The 2021 Term Note in principal amount of $500,000 plus accrued interest was deferred to January 1, 2025, and Calidi agreed to accrue an interest rate of 24% per annum payable with principal at maturity.

Holders of the 2022 Term Notes and the 2023 Term Notes, which also included certain related parties, with an aggregate of $4.8 million in principal plus accrued interest agreed to the following: i) approximately $2.0 million of principal was settled with shares of FLAG common stock valued at approximately $5.25 per share issued to these holders at the Closing, ii) approximately $1.55 million of principal plus accrued interest agreed to defer repayment of their debt varying from two to six months post-closing of the FLAG Merger to January 1, 2025, iii) $0.6 million of principal plus accrued interest were paid at or shortly after the Closing, iv) $0.6 million of principal plus accrued interest remained substantially unchanged because of the scheduled maturity in May 2024. For the holder that extended to January 1, 2025, a related party, Calidi agreed to accrue an interest rate of 24% per annum payable with principal at maturity, and FLAG offered certain incentives including 500,000 warrants to purchase FLAG common stock with an exercise price of $11.50 per share with the warrants valued at approximately $1.50 per warrant at the time of the amendment.

Settlement, deferral or payment of deferred compensation of certain executives and a director

On August 31, 2023, Mr. Camaisa and Mr. Leftwich entered into certain amendments with respect to their deferred compensation arrangements in connection with the FLAG Merger. Mr. Camaisa agreed to settle approximately $0.7 million of deferred compensation with 469,719 FLAG warrants issuable at the Closing, and Mr. Leftwich agreed to defer approximately $0.5 million of deferred compensation, combined with the deferral of certain term notes discussed above, to January 1, 2025, which will include accrued interest at 24% per annum payable at maturity. Approximately $1.8 million in deferred compensation will be paid at or shortly after the Closing in accordance with the executives’ employment contracts.